Exhibit 10.154

STOCK PURCHASE AGREEMENT
dated as of
January 8, 2014
by and among
HT INTERMEDIATE COMPANY, LLC,
and
ENDO HEALTH SOLUTIONS INC.

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Exhibit 10.154

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Exhibit 10.154

4.18	Regulatory Matters	39
4.19	Licenses, Permits and Authorizations	42
4.2	Title, Sufficiency and Condition of Assets	42
4.21	Real Property	43
4.22	Intellectual Property	43
4.23	Environmental Matters	45
4.24	Absence of Changes	46
4.25	Affiliate Matters	46
4.26	Insurance	46
4.27	Product Warranties; Product Liability; Recalls	47
4.28	Customers and Suppliers	47
4.29	Bank Accounts	47
4.3	No Additional Representations or Warranties	48
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		48
5.1	Corporate Organization	48
5.2	Due Authorization	48
5.3	No Conflict	48
5.4	Litigation and Proceedings	49
5.5	Governmental Consents	49
5.6	Financial Ability	49
5.7	Brokers’ Fees	50
5.8	Solvency	50
5.9	No Outside Reliance	50
5.1	Acquisition of Interests for Investment	51
ARTICLE VI. COVENANTS OF THE SELLER		51
6.1	Conduct of Business	51
6.2	Inspection	54
6.3	HSR Act and Foreign Antitrust Approvals	54
6.4	Termination and Assignment of Certain Agreements; Elimination of Intercompany Payables and Receivables; Assignment of Certain Obligations	55
6.5	Non-Compete; Non-Solicit; Non-Hire	56
6.6	No Solicitation	58
6.7	Management Reports	58
6.8	Release	58
6.9	Notification	59
6.1	Return or Destruction of Confidential Information	59
6.11	Resignations	59
6.12	Cooperation with Financing	59
ARTICLE VII. COVENANTS OF BUYER		61
7.1	HSR Act and Foreign Antitrust Approvals	61
7.2	Indemnification and Insurance	62
7.3	Employee Matters	62

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7.4	Retention of Books and Records	63
7.5	Contact with Customers and Suppliers	64
7.6	Notification	64
7.7	Financing	64
7.8	Shared Contracts	65
ARTICLE VIII. JOINT COVENANTS		65
8.1	Support of Transaction	65
8.2	Further Assurances	66
8.3	Tax Matters	66
8.4	Insurance	70
8.5	Legal Proceedings; Production of Witnesses	71
8.6	Mail and Other Communications	71
8.7	Confidentiality	72
8.8	Use of Retained Names	74
ARTICLE IX. CONDITIONS TO OBLIGATIONS		75
9.1	Conditions to Obligations of Buyer and the Seller	75
9.2	Conditions to Obligations of Buyer	75
9.3	Conditions to the Obligations of the Seller	76
9.4	Waiver of Conditions; Frustration of Conditions	77
ARTICLE X. TERMINATION/EFFECTIVENESS		77
10.1	Termination	77
10.2	Effect of Termination	78
ARTICLE XI. INDEMNIFICATION		79
11.1	Survival of Representations, Warranties and Covenants	79
11.2	Indemnification	80
11.3	Indemnification Claim Procedures	81
11.4	Limitations on Indemnification Liability	83
11.5	Mitigation of Damages	85
11.6	Tax Treatment	85
11.7	Indemnification Sole and Exclusive Remedy	86
ARTICLE XII. MISCELLANEOUS		87
12.1	Waiver	87
12.2	Notices	87
12.3	Assignment	88
12.4	Rights of Third Parties	88
12.5	Expenses	88
12.6	Governing Law	89
12.7	Captions; Counterparts	89
12.8	Schedules and Annexes	89
12.9	Entire Agreement	89

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12.1	Amendments	90
12.11	Publicity	90
12.12	Severability	90
12.13	Enforcement; Waiver of Jury Trial	90
12.14	Non-Recourse	91
12.15	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	92

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Schedules
Schedule 1.1.1            Closing Date Principles
Schedule 1.1.2            Company Expenses
Schedule 1.1.3            Consolidated Partnerships
Schedule 1.1.4            Dormant Subsidiaries
Schedule 1.1.5            Partnerships
Schedule 1.1.6            Permitted Liens
Schedule 1.1.7            Retained Names
Schedule 2.3            Specified Activities
Schedule 4.3            Subsidiaries
Schedule 4.5            No Conflict
Schedule 4.6            Governmental Consents
Schedule 4.7(c)            Capitalization of the Company
Schedule 4.8(a)            Capitalization of Subsidiaries
Schedule 4.8(b)            Capitalization of Subsidiaries
Schedule 4.8(c)            Capitalization of Partnerships
Schedule 4.9            Financial Statements
Schedule 4.10            Undisclosed Liabilities
Schedule 4.11            Litigation and Proceedings
Schedule 4.12            Legal Compliance
Schedule 4.13            Contracts; No Defaults
Schedule 4.13(b)            Contracts; No Defaults
Schedule 4.14            Company Benefit Plans
Schedule 4.15            Labor Relations
Schedule 4.16            Taxes

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Schedule 4.17            Brokers’ Fees
Schedule 4.18(c)            Regulatory Matters
Schedule 4.18(d)            Regulatory Matters
Schedule 4.19            Licenses, Permits and Authorizations
Schedule 4.20            Title, Sufficiency and Condition of Assets
Schedule 4.21(b)            Real Property
Schedule 4.22(a)            Intellectual Property
Schedule 4.23            Environmental Matters
Schedule 4.24            Absence of Changes
Schedule 4.25            Affiliate Matters
Schedule 4.26            Insurance
Schedule 4.28(a)            Customers and Suppliers
Schedule 4.28(b)            Customers and Suppliers
Schedule 4.29            Bank Accounts
Schedule 6.1            Conduct of Business

Schedule 6.4	Termination and Assignment of Certain Agreements; Elimination of Intercompany Payables and Receivables

Schedule 11.2(a)(viii)	Specified Matter
Annexes
Annex A - Transition Services Agreement
Annex B - Contingent Payment
Annex C – Sample Net Working Capital Calculation

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Exhibit 10.154

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of January 8, 2014, is entered into by and among HT Intermediate Company, LLC, a Delaware limited liability company (“Buyer”), and Endo Health Solutions Inc., a Delaware corporation (the “Seller”).
RECITALS
WHEREAS, the Seller is the owner of all of the issued and outstanding shares of common stock, par value $0.01 per share (the “HT Shares”), of HealthTronics, Inc., a Georgia corporation (the “Company”);
WHEREAS, the Company is the owner of all of the (1) issued and outstanding shares of common stock, no par value (the “HITS Shares”), of HealthTronics Information Technology Solutions, Inc., a Delaware corporation (“HITS”), and (2) issued and outstanding membership interests (the “HDS Units,” and together with the HITS Shares, the “IT Solutions Shares”; and the IT Solutions Shares together with the HT Shares, the “Shares”), of HealthTronics Data Solutions, LLC, a Delaware limited liability company (“HDS,” and together with HITS, the “IT Solutions Parent Entities”);
WHEREAS, the Seller has agreed, subject to the terms and conditions contained herein, to cause the Company to sell to Buyer, and Buyer wishes to purchase from the Company, the IT Solutions Shares (the “IT Solutions Sale”);
WHEREAS, after giving effect to the IT Solutions Sale, the Seller wishes to sell to Buyer, and Buyer wishes to purchase from the Seller, all of the HT Shares;
WHEREAS, the sole member of Buyer has approved and declared advisable the transactions contemplated by this Agreement upon the terms and subject to the conditions of this Agreement;
WHEREAS, in order to induce the Seller to enter into this Agreement, simultaneously with the execution of this Agreement, Altaris Health Partners II, L.P. and Altaris Health Partners III, L.P. (together, the “Guarantors”) have delivered to the Seller a limited guaranty (the “Limited Guaranty”), pursuant to which each Guarantor has agreed to severally guarantee such Guarantor’s applicable portion of the obligations of Buyer as described in the Limited Guaranty; and
WHEREAS, the board of directors of the Seller has approved and declared advisable the transactions contemplated by this Agreement upon the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer and the Seller agree as follows:

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ARTICLE I.
CERTAIN DEFINITIONS
1.1    Definitions. As used herein, the following terms shall have the following meanings:
“2014 Contingent Payment Amount” means an amount equal to (i) zero plus (ii) $15,000,000 if the 2014 IT Solutions EBITDA equals or exceeds $10,000,000.
“2014 IT Solutions EBITDA” means the EBITDA of the IT Solutions Business for the calendar year ending December 31, 2014.
“2015 Contingent Payment Amount” means an amount equal to (i) zero plus (ii) $15,000,000 if the 2015 IT Solutions EBITDA equals or exceeds $15,000,000, plus (iii) $15,000,000 if the 2015 Device Services EBITDA equals or exceeds $30,000,000.
“2015 Device Services EBITDA” means the EBITDA of the Device Services Business for the calendar year ending December 31, 2015.
“2015 IT Solutions EBITDA” means the EBITDA of the IT Solutions Business for the calendar year ending December 31, 2015.
“Action” means any claim, action, suit, audit, assessment or arbitration, or any proceeding, by or before any Governmental Authority or arbitral body or tribunal.
“Adjustment Amount” has the meaning specified in Section 2.4(c).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, after the Closing, Affiliates of Buyer will include the Company and its Subsidiaries.
“Affiliated Group” means any “affiliated group” within the meaning of Section 1504(a) of the Code (or any similar group under applicable state, local, or foreign Law) of which the Company, the Partnerships or any of their respective Subsidiaries was a member before the consummation of the transactions contemplated hereby.
“Agreement” has the meaning specified in the preamble hereto.
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third

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party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.
“Annual Financial Statements” has the meaning specified in Section 4.9.
“Applicable EBITDA” has the meaning specified in Section 2.5(b).
“Auditor” has the meaning specified in Section 2.4(b).
“Basket Amount” has the meaning specified in Section 11.4(b).
“Books and Records” has the meaning specified in Section 7.4(a).
“Business” has the meaning specified in Section 2.6(a).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Buyer” has the meaning specified in the preamble hereto.
“Buyer Cure Period” has the meaning specified in Section 10.1(c).
“Buyer Indemnified Parties” has the meaning specified in Section 11.2(a).
“Capital Stock” means (i) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (ii) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests and (iii) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.
“Cash” means the cash and cash equivalents (including marketable securities, positive bank balances and short-term investments, adjusted for deposits in transit) of the applicable entity as of the Closing. Notwithstanding anything to the contrary contained herein, (i) Cash shall be reduced by the aggregate amount of (A) any issued but uncleared checks issued by the IT Solutions Entities prior to the Closing, and (B) cash overdrafts and other negative balances of unrestricted cash and cash equivalents in any bank account of the IT Solutions Entities, and (ii) Cash shall not include any cash that is not freely useable and available to the IT Solutions Entities because it is subject to restrictions or limitations on use either by Contract (including security deposits made by the IT Solutions Entities), for regulatory or legal purposes, or is cash that is collected from customers in advance (including as a customer deposit), is being held on behalf of customers and represents a liability to such customers, in the case of each of the foregoing clauses (i) and (ii), to the extent not included as a liability with respect to the IT Solutions Entities in the calculation of Closing Date Net Working Capital or Funded Debt.

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“Closing” has the meaning specified in Section 3.1.
“Closing Date Principles” means the accounting principles, practices, policies, judgments and methodologies described in Schedule 1.1.1.
“Closing Date” has the meaning specified in Section 3.1.
“Closing Date Company Expenses” has the meaning specified in Section 2.4(a).
“Closing Date Funded Debt” has the meaning specified in Section 2.4(a).
“Closing Date Net Working Capital” has the meaning specified in Section 2.4(a).
“Closing Date Net Working Capital Adjustment Amount” means (i) if Closing Date Net Working Capital (as finally determined in accordance with Section 2.4(b)) is less than the Target Net Working Capital, a negative amount equal to such shortfall, and (ii) if Closing Date Net Working Capital (as finally determined in accordance with Section 2.4(b)) is equal to or greater than the Target Net Working Capital, zero.
“Closing Statement” has the meaning specified in Section 2.4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company” has the meaning specified in the Recitals hereto.
“Company Benefit Plan” has the meaning specified in Section 4.14(a).
“Company Expenses” means, to the extent not paid prior to the Closing, the sum of (i) all fees and expenses of the Company, the Partnerships or any of their respective Subsidiaries incurred through the Closing Date in connection with the transactions contemplated by this Agreement, including any transaction, monitoring, commission, success or similar fee payable by the Company, the Partnerships or any of their respective Subsidiaries, (ii) brokerage, investment banking, legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred through the Closing Date by the Company, the Partnerships or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement, including the fees and expenses of (A) Latham & Watkins LLP, and (B) R.R. Donnelley, (iii) any transaction, change-of-control-related, stay or retention bonuses, success fees or other similar payments to be made by the Company, the Partnerships or any of their respective Subsidiaries to any employee of the Company, the Partnerships or any of their respective Subsidiaries as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iv) any separation, severance, termination, retention and other similar payments or benefits established prior to the Closing that are payable by the Company or any of its Subsidiaries, (A) solely as a result of any transaction contemplated by this Agreement, including those set forth on Schedule 1.1.2(A), (B) after the Closing with respect to

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any employee that was terminated prior to, or with respect to which any such payments commenced prior to, the Closing, including those set forth on Schedule 1.1.2(B), and (C) with respect to the person set forth on Schedule 1.1.2(C) in respect of the payment obligations described thereon, and (v) $2,672,659 in respect of annual bonus compensation with respect to 2013 payable by the Company or any of its Subsidiaries to their respective employees (“2013 Bonus Compensation”); provided, however, that Company Expenses shall not include, to the extent applicable, (v) any related payroll, social security, unemployment or similar Taxes required to be paid by the Company or any of its Subsidiaries in connection with any of the items described in this definition of Company Expenses, (w) any amounts that are included in Funded Debt, (x) any amounts resulting from the termination of employment after the Closing, (y) any amounts with respect to any financing transaction effected by or on behalf of Buyer, or (z) any amounts for which Buyer is expressly responsible under this Agreement.
“Company Group” has the meaning specified in Section 2.8(a).
“Company Insured” has the meaning specified in Section 8.4.
“Company Intellectual Property” means Intellectual Property used or held for use by the Company, the Partnerships or their respective Subsidiaries or necessary for the conduct of the operations of the Company, the Partnerships or any of their respective Subsidiaries.
“Company Owned Company Intellectual Property” means Company Intellectual Property that is owned by the Company, the Partnerships or any of their respective Subsidiaries.
“Company Systems” means the computer software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems that are owned or used or relied on by the Company, the Partnerships or any of their respective Subsidiaries.
“Competing Business Activity” means the management of mobile equipment solutions businesses, the manufacture, sale or distribution of cryotherapy devices and the sale of electronic medical records systems, in each case, in connection with the urology market.
“Confidentiality Agreement” has the meaning specified in Section 12.9.
“Consolidated Partnerships” means the entities set forth on Schedule 1.1.3.
“Contingency Financial Statements” has the meaning specified in Section 2.5(a).
2    “Contingency Objection Notice” has the meaning specified in Section 2.5(c).
3    “Contingency Resolution Period” has the meaning specified in Section 2.5(c).
4    “Contingency Review Period” has the meaning specified in Section 2.5(c).

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“Contingent Payment Amount” means the 2014 Contingent Payment Amount or the 2015 Contingent Payment Amount, as applicable.
“Contracts” means any contract, agreement or commitment, whether written or oral, including any note, bond, mortgage, indenture, lease, license, sublicense, franchise, purchase order, sales order or deed of trust or other binding commitment.
“Current Representation” has the meaning specified in Section 12.15(a).
“Cyber Coverage Policy” means the CyberEdge Specialty Risk Protector insurance policy number 01-417-88-91, dated as of September 26, 2013, of the Company, as amended.
“Damages” means all damages, losses, obligations, Liabilities, amounts paid in settlement, penalties, fines, assessments, Taxes, interest, costs and expenses, including costs and expenses of investigation, pursuit of claims and collection, judgments, defense, court costs and reasonable attorneys’ and consultants’ fees, investigation fees and expenses but excluding any punitive damages (except where paid to a third party).
“Data Room” means that certain virtual data site room established by the Company with R.R. Donnelley for purposes of the transactions contemplated hereby and Buyer’s due diligence investigation related thereto, containing certain documents and other information relating to the Company, the Partnerships and their respective Subsidiaries, in final form as of 12:01 A.M. Eastern Standard Time on the date hereof.
“Debt Financing” shall mean a debt financing involving a customary senior secured credit facility.
“Deficit Amount” has the meaning specified in Section 2.4(d).
“Designated Person” has the meaning specified in Section 12.15(a).
“Determination Date” has the meaning specified in Section 2.4(b).
“Device Services Business” means the operations, activities and businesses of the Company, the Partnerships and their respective Subsidiaries (other than the IT Solutions Business and the operations, activities and businesses of Endocare, Inc.), including (a) the management of urologist-owned mobile equipment solutions businesses, including the provision of equipment mobilization, storage, maintenance, management and logistics services, and (b) the ownership and operation of lithotripsy, cryosurgery and laser equipment in connection with providing urological services.
“Dormant Subsidiaries” means the Persons set forth on Schedule 1.1.4.
5    “EBITDA” means, with respect to the Device Services Business or the IT Solutions Business, as applicable, the net income (net of non-controlling interests of the Partnerships and their respective Subsidiaries) of such Business before the deduction of interest,

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income Taxes, depreciation and amortization, determined in accordance with GAAP, consistently applied, using the accounting principles, policies, practices, methodologies, applications and judgments used in the preparation of the Financial Statements for the year ended December 31, 2012, except as specified in Annex B, modified as follows:
(i)     to the extent included in the combined net income of such Business, the effect of the following items will be excluded: (A) the gain or loss from any sale, exchange or other disposition of assets other than in the ordinary course of business consistent with past practice; (B) any nonrecurring items of gain or loss considered extraordinary under GAAP; (C) the impact of Buyer’s application of purchase accounting for the acquisition of the Company; (D) any expense or charge arising from the payment of (1) the Purchase Price or (2) any Management Advisory Fees; (E) any employment termination or other non-recurring costs arising out of a consolidation of services or facilities or other rationalization of the operations of such business subsequent to the Closing, (F) the net income or loss of (1) any business or Person acquired by a Business (or otherwise by the Company, the Partnerships or any of their respective Subsidiaries) after the Closing Date; or (2) with respect to the Device Services Business, any mobile solutions provider partnership formed, initiated or organized, or otherwise with respect to which operations began, after the Closing Date, in each case in this clause (F), other than any reorganization of, or change in the ownership of, an existing Partnership; and (G) any other adjustments agreed to by Buyer and the Seller in writing; and
(ii)    to the extent not otherwise included in the consolidated net income of such Business, the effect of the following items will be included: (A) Taxes (other than any Taxes payable in respect of the income of such Business); (B) non-cash charges for expenses associated with stock appreciation rights and stock compensation expense; and (C) any other adjustments agreed to by Buyer and the Seller in writing.
Example calculations of 2015 Device Services EBITDA and 2014 IT Solutions EBITDA (using 2012 data for illustrative purposes only) are set forth in Annex B.
“Environmental Laws” means any and all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, or regulations relating to Hazardous Materials or the protection of public health or the environment.
6    “Equity Commitment Letter” has the meaning specified in Section 5.6.
“Equity Financing” has the meaning specified in Section 5.6.
“ERISA” has the meaning specified in Section 4.14(a).
“Estimated Closing Date Company Expenses” has the meaning specified in Section 2.3.

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“Estimated Closing Date Funded Debt” has the meaning specified in Section 2.3.
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.3.
“Estimated Net Working Capital Adjustment Amount” means (i) if Estimated Closing Date Net Working Capital is less than the Target Net Working Capital, the negative amount equal to such shortfall, and (ii) if Estimated Closing Date Net Working Capital equals or exceeds the Target Net Working Capital, zero.
“FDCA” has the meaning specified in Section 4.18(d).
“Final Allocation” has the meaning specified in Section 2.8(a).
“Financial Statements” has the meaning specified in Section 4.9.
“Financing” has the meaning specified in Section 5.6.
“Flex Contributions” has the meaning specified in Section 7.3.
“Fundamental Representations” has the meaning specified in Section 11.1.
“Funded Debt” means, of the Company and its consolidated Subsidiaries (and, solely for purposes of excluding Funded Debt from current liabilities in Net Working Capital, of the Partnerships and their respective Subsidiaries), without duplication: (i) all indebtedness for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest), including bonds, notes, debentures and similar instruments; (ii) all liabilities for the deferred purchase price of property or services (including all Liabilities created or arising under any conditional sale or other title retention Contract with respect to any such property), other than customary trade credit or other ordinary course liabilities included in the calculation of Net Working Capital; (iii) all liabilities in respect of any lease of real or personal property, which obligations are required to be classified and accounted for as finance or capital leases on a balance sheet under GAAP; (iv) all liabilities of the type set forth in clauses (i) through (iii) above for which the Company or any of its consolidated Subsidiaries (or, solely for purposes of excluding Funded Debt from current liabilities in Net Working Capital, of the Partnerships and their respective Subsidiaries) is responsible or liable as obligor, guarantor, or otherwise (including any obligations for reimbursement on any letter of credit, banker’s acceptance or similar credit transaction), to the extent actually drawn down or borrowed, in each case, other than (except for purposes of exclusion from Net Working Capital) any such liabilities of the Partnerships for which the Company or any of its consolidated Subsidiaries is responsible or liable as a result of the Company’s or such Subsidiary’s status as the general partner of such Partnership; (v) the net amount of all outstanding obligations under any swaps, foreign currency exchange agreements or similar hedging commitments; and (vi) all penalty payments, premiums, charges, yield maintenance amounts and other expenses (A) payable as a result of or in connection with the prepayment of any obligations of the types referred to in clauses (i) through (v) (assuming for purposes of calculating such amounts that such prepayment occurs

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immediately prior to or at the time of the Closing on the Closing Date), or (B) in respect of obligations of the types referred to in clauses (i) through (v) above that are triggered or accelerated solely as a result of the transactions contemplated hereby; provided, however, that Funded Debt shall not include (A) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (B) any liabilities related to inter-company debt between the Company and one or more of its Subsidiaries, (C) any redemption premium, prepayment penalty or similar payment with respect to leases included in the Funded Debt to the extent such leases are not required by their terms to be repaid at the Closing, (D) any Pre-Closing Taxes, (E) any Company Expenses or (F) any liabilities with respect to the Midway Indemnification Matter or the Trellis Indemnification Matter.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Government Programs” means the Medicare program or TRICARE (formerly the Civilian Health and Medical Program of the Uniformed Services (“CHAMPUS”)) or arising under the Medicaid program of the various states, including any federal healthcare program, as defined in 42 U.S.C. Section 1320a-7b(f).
7    “Guarantors” has the meaning specified in the Recitals hereto.
“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law.
“Healthcare Legal Requirement” means and refers to Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, or “Stark Law,” 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), and all applicable

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implementing regulations, rules, ordinances and orders; and any similar state and local statutes, regulations, rules, ordinances and orders, and any corresponding applicable state statutes and applicable implementing regulations that address the subject matter of the foregoing, including state licensing requirements, corporate practice of medicine prohibitions and fee-splitting prohibitions.
“HDS” has the meaning specified in the Recitals hereto.
“HDS Units” has the meaning specified in the Recitals hereto.
“HITS” has the meaning specified in the Recitals hereto.
“HITS Shares” has the meaning specified in the Recitals hereto.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HT Shares” has the meaning specified in the Recitals hereto.
“iGrok Agreement” means the Development and License Agreement among Endo Pharmaceuticals Inc., Endocare, Inc. and iGrok, Inc., dated June 22, 2012.
“Income Tax” means any Tax measured by reference to net income or profit.
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Increase Amount” has the meaning specified in Section 2.4(d).
“Indemnification Claim” has the meaning specified in Section 11.3(a).
“Indemnified Party” has the meaning specified in Section 11.3(a).
“Indemnified Persons” has the meaning specified in Section 7.2.
“Indemnitor” means the party required to provide indemnification pursuant to Section 11.2.
“Information Privacy or Security Laws” has the meaning specified in Section 4.18(c).
“Intellectual Property” means any of the following: inventions, improvements, patents, utility models, designs, trade names, trade dress, trade secrets, trademarks, service marks, copyrights, internet domain names, rights in computer software, know-how and other proprietary rights (including all grants, registrations or applications therefor), and all goodwill associated therewith.
“Interim Distribution” has the meaning specified in Section 2.1.

10    Confidential

DC\2988099.17

Exhibit 10.154

“Interim Financial Statements” has the meaning specified in Section 4.9.
“IT Solutions Business” means the operations, activities and businesses of the IT Solutions Entities, including the portion of the business of the Company and its Subsidiaries relating to the development, licensing and sale of (i) electronic health and medical records software and systems, (ii) clinical data analytics software and systems, and (iii) practice management and billing solutions software and systems.
“IT Solutions Consideration” has the meaning specified in Schedule 2.3.
“IT Solutions Entities” means the IT Solutions Parent Entities and Trellis Healthcare Consulting, L.L.C.
“IT Solutions Parent Entities” has the meaning specified in the Recitals hereto.
“IT Solutions Sale” has the meaning specified in the Recitals hereto.
“IT Solutions Shares” has the meaning specified in the Recitals hereto.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries (other than any Partnerships) from another Person, the lease for which provides for annual rental payments in excess of $150,000.
“Liability” means any liability, obligation, deficiency (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) of every kind and description, including any liability of Taxes, and any liability arising under any commitment or undertaking.
“Licensed Professional” means any duly licensed physician or other licensed health care professional employed or otherwise engaged or arranged for by the Company, the Partnerships or their respective Subsidiaries in the conduct of their respective businesses.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, easement or other lien of any kind.
“Limited Guaranty” has the meaning specified in the Recitals hereto.
“Material Adverse Effect” means, (i) with respect to the Company, a material adverse effect upon (A) the business, results of operations, financial condition or assets of the Company, the Partnerships and their respective Subsidiaries, taken as a whole, or (B) the ability of the Seller, in a timely manner, to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to

11    Confidential

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Exhibit 10.154

constitute or be taken into account in determining whether there has been or will be a “Material Adverse Effect” on or in respect of the Company: (a) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (b) any change (excluding changes in Law or regulatory policies) generally affecting any of the industries in which the Company or its Subsidiaries operates or the economy as a whole, (c) the announcement or the execution of this Agreement or consummation of the transactions contemplated by this Agreement, (d) effects resulting from compliance with actions specifically required or permitted to be taken or specifically prohibited pursuant to this Agreement or consented to in writing by Buyer, (e) any natural disaster, (f) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, or (g) any failure of the Company or its Subsidiaries to meet any projections or forecasts, provided that this clause (g) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided that clauses (a) and (b) shall not apply to the extent that such changes, effects, events, conditions, developments factors, circumstances, occurrences or state of facts adversely affect the Company or any Subsidiaries in a disproportionate manner relative to participants operating in the same industries in which the Company and the Subsidiaries operate, and (ii) with respect to Buyer, a material adverse effect on the ability of Buyer, in a timely manner, to enter into this Agreement, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
“Medical Device” has the meaning specified in Section 4.18(d).
8    “Midway Agreement” means the that certain Agreement and Plan of Merger dated October 25, 2011 by and among the Company, Midway Merger Corp., meridianEMR, Inc., Michael J. Custode, Lawrence G. Drappi, Herschel S. Jackson, and William Bartlett (the “Midway Agreement”).
9    “Midway Indemnification Matter” means the claims, rights and Liabilities of the Company (and the Seller as assignee of the Company pursuant to Section 6.4(c)) and the former stockholders of meridianEMR and the other parties to the Midway Agreement with respect to the matter described in Schedule 4.24 relating to the Midway Agreement, including the Company’s holdback of certain amounts and the Company’s claim for indemnification described therein.
10    “Mobile Distribution Agreement” means the Mobile Provider Distribution Agreement, dated as of May 4, 2012, by and between AMS Sales Corporation and Lithotripters, Inc.
“Multiemployer Plan” has the meaning specified in Section 4.14(d).
“Net Working Capital” has the meaning specified in Section 2.4(a).
“Other Indemnitors” has the meaning specified in Section 7.2(c).

12    Confidential

DC\2988099.17

Exhibit 10.154

“Partnerships” means the entities set forth on Schedule 1.1.5.
“Payment Dispute Arbitrator” has the meaning specified in Section 2.5(d).
“Per-Claim Basket” has the meaning specified in Section 11.4(b).
“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record or (B) would be disclosed by a current, accurate survey or physical inspection of such real property and, in each case, which do not materially interfere with the present uses of such real property, (v) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Funded Debt, (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money which do not materially interfere with the present uses of value of the asset, and (vii) Liens described on Schedule 1.1.6.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Post-Closing Representation” has the meaning specified in Section 12.15(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Tax Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Tax Period through the end of the Closing Date
“Pre-Closing Tax” means (i) any Tax of the Company and its Subsidiaries (including, for the avoidance of doubt, any Tax of such Subsidiary attributable to or relating to any taxable income of any Partnership or any Subsidiary of any Partnership) that is with respect to any Pre-Closing Tax Period and that is paid after the Closing Date and (ii) any Income Tax of any Person other than the Company and its Subsidiaries that is paid after the Closing Date and for which the Company or any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 as a result of having been a member of a consolidated group before the Closing, in each case, excluding any such liability for Taxes to the extent of any estimated or other similar Tax payments made by the Company or any of its Subsidiaries (including, for the avoidance of doubt, any such Tax payments of such Subsidiary attributable to or relating to any taxable income of any Partnership or any Subsidiary of any Partnership) on or before the Closing Date in respect of such Tax liabilities.
“Price Components” has the meaning specified in Section 2.4(a).

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DC\2988099.17

Exhibit 10.154

“Prior Company Counsel” has the meaning specified in Section 12.15(a).
“Prohibited Person” means (i) a Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker” or “blocked person,” within the definitions set forth in the Foreign Assets Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V, as amended (the “OFAC Regulations”), or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations or is owned or controlled by a Person who appears on such list or (ii) the government, including any political subdivision, agency, instrumentality or national thereof, of any country against which the United States maintains economic sanctions or embargos, including Cuba, Iran, Myanmar (Burma), North Korea, Sudan, Syria, the Western Balkans, Belarus, Cote d’Ivoire, Democratic Republic of the Congo, Iraq, Former Liberian Regime of Charles Taylor, Persons Undermining the Sovereignty of Lebanon or Its Democratic Processes and Institutions, Sierra Leone and Zimbabwe.
“Proposed Allocation” has the meaning specified in Section 2.8(a).
“Purchase Price” has the meaning specified in Section 2.2.
“Reference Balance Sheet” has the meaning specified in Schedule 1.1.1.
“Reimbursement Payouts” has the meaning specified in Section 7.3.
“Remedies Exception” has the meaning specified in Section 4.4.
“Representative” means, with respect to any Person, such Person’s directors, managers, officers, employees, counsel, financial advisors, financing sources, auditors, agents and other authorized representatives.
“Retained Names” means the names and marks set Schedule 1.1.7, and any trade names and trademarks containing or comprising any of such names or marks, including any that are derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of such names or marks.
“Section 336(e) Election” has the meaning specified in Section 8.3(i).
“Seller” has the meaning specified in the preamble hereto.
“Seller Cure Period” has the meaning specified in Section 10.1(b)(i).
“Seller Indemnified Parties” has the meaning specified in Section 11.2(b).
“Shared Contract” means the Services Agreement, dated as of February 1, 2010, by and between Endo Pharmaceuticals Inc. and McKesson Specialty Arizona Inc., as amended.
“Shared Proceeds Amount” has the meaning specified in Section 2.6(d).

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Exhibit 10.154

“Shares” has the meaning specified in the Recitals hereto.
“Straddle Tax Period” means any taxable period that begins on or before, and ends after, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person will be given effect only at such times that such Person has one or more subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company. Notwithstanding the foregoing, the Partnerships and their Subsidiaries shall be deemed not to be Subsidiaries of the Company or any of its Subsidiaries or (at or prior to the Closing) the Seller, except as otherwise provided in the preamble to Article IV.
“Survival Expiration Date” has the meaning specified in Section 11.1.
“Target Net Working Capital” means $35,000,000.
“Tax” means any and all taxes, charges or other assessments in the nature of a tax (including net income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer, recording, gross income, alternative or add-on minimum, environmental, goods and services, capital stock, profits, single business, employment, severance, stamp, unemployment, customs and duties taxes and charges) imposed by any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), in its capacity as a taxing authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, or other assessments.
“Tax Contest Claims” has the meaning specified in Section 8.3(c).
“Tax Refund” has the meaning specified in Section 8.3(f).

15    Confidential

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Exhibit 10.154

“Tax Return” means any return, declaration, report, statement, information statement or other document with respect to Taxes and required to be filed by any taxing authority, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
“Terminating Buyer Breach” has the meaning specified in Section 10.1.
“Terminating Seller Breach” has the meaning specified in Section 10.1(b).
“Termination Date” has the meaning specified in Section 10.1(b).
“Third Party Payor” means private insurance, managed care plans and HMOs.
“Transfer Tax” has the meaning specified in Section 8.3(h).
“Transition Services Agreement” has the meaning specified in Section 3.2(a).
11    “Trellis Agreement” means that certain Interest Purchase Agreement among HealthTronics Information Technology Solutions, Inc., Trellis Healthcare Consulting, L.L.C. and Cassondra Schaedig, dated February 1, 2013.
“Trellis Indemnification Matter” means the claims, rights and Liabilities of the Company and its Subsidiaries (and the Seller as assignee of the Company and its Subsidiaries pursuant to Section 6.4(c)) and the former stockholders or sellers of Trellis Healthcare Consulting, L.L.C. with respect to indemnification matters asserted by the Company or its Subsidiaries under the Trellis Agreement prior to the date hereof, including the holdback by the Company and its Subsidiaries of certain amounts in respect thereof.
1.2    Construction.
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Annex” refer to the specified Article, Section, Schedule or Annex of this Agreement; (v) the word “including” shall mean “including, without limitation,” (vi) the word “or” shall be disjunctive but not exclusive; and (vii) the phrase “made available” and words of similar import mean included at least one day prior to the date hereof in the Data Room.
(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder.
(d)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(f)    The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(g)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(h)    If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement.
(i)    The phrase “the Company, the Partnerships or any of their respective Subsidiaries”, or words of similar import, shall, for the avoidance of doubt, mean the Company or any of its respective Subsidiaries, and the Partnerships or any of their respective Subsidiaries.
(j)    Notwithstanding anything in this Agreement to the contrary, all references to (i) the Subsidiaries of the Company shall include the IT Solutions Entities prior to giving effect to the IT Solutions Sale, and (ii) the Company Group, and the Subsidiaries of the Company Group, shall in each case include the corporate IT Solutions Entities prior to giving effect to the IT Solutions Sale.
1.3    Knowledge. As used herein, the phrase “to the knowledge” of any Person and words of similar import shall mean the actual knowledge of, in the case of the Seller, Kelly Huang, Clint Davis, Scott Eden, Russell Newman, Michael Friguletto, Jose Martinez, Mark Bradley, Joanna Napp, Richard Rusk and Gary Kozen, and in the case of all other Persons, such Person’s officers.
ARTICLE II.
PURCHASE AND SALE OF SHARES
2.1    Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the following transactions shall occur in the following order: (a) Seller shall cause the Company to sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from the Company, all of the IT Solutions Shares owned by the Company, free and clear of all Liens other than (i) Liens on transfer imposed under applicable federal and state securities laws and (ii) Liens created by Buyer or its Affiliates, (b) the Buyer shall deliver, or cause to be delivered, to the Company by wire transfer of immediately available funds in accordance with wire instructions provided to Buyer by the Seller at least two (2) Business Days prior to the Closing, a portion of the Purchase Price (prior to adjustment set forth in Section 2.4 or Section 2.5) equal to the IT Solutions Consideration, (c) the Company shall distribute to the Seller the IT Solutions Consideration (the “Interim Distribution”), (d) the Seller

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Exhibit 10.154

shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from the Seller, all of the HT Shares owned by the Seller, free and clear of all Liens other than (i) Liens on transfer imposed under applicable federal and state securities laws and (ii) Liens created by Buyer or its Affiliates, and (e) the Buyer shall deliver, or cause to be delivered, to the Seller by wire transfer of immediately available funds in accordance with wire instructions provided to Buyer by the Seller at least two (2) Business Days prior to the Closing, an amount equal to the Purchase Price (prior to adjustment set forth in Section 2.4 or Section 2.5) less the IT Solutions Consideration.
2.2    Purchase Price. Subject to the adjustments set forth in Sections 2.4 and 2.5, the “Purchase Price” shall consist of $85,000,000 in cash, plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) the Estimated Closing Date Funded Debt, less (iii) the Estimated Closing Date Company Expenses.
2.3    Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt. Not less than three (3) Business Days prior to the Closing Date and in no event more than five (5) Business Days prior to the Closing Date, the Seller shall deliver to Buyer a written statement setting forth (%3) the Seller’s good faith estimate of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), and (iii) Closing Date Company Expenses (“Estimated Closing Date Company Expenses”) and (%3) the Seller’s calculation of the Estimated Net Working Capital Adjustment Amount. For illustrative purposes, a sample calculation of the Closing Date Net Working Capital and the Net Working Capital Adjustment Amount is included as Annex C attached hereto as if, in each such case, the Closing occurred as of November 30, 2013. Prior to the Closing, the Seller shall cause the activities described in Schedule 2.3 to be completed.
2.4    Adjustment Amount.
(a)    As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Buyer shall prepare and deliver to the Seller a written statement (the “Closing Statement”) setting forth: (i) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (ii) a calculation of the aggregate amount of all Funded Debt (“Closing Date Funded Debt”), (iii) a calculation of the aggregate amount of all Company Expenses (“Closing Date Company Expenses”), and (iv) a calculation of the Closing Date Net Working Capital Adjustment Amount (together with Closing Date Net Working Capital, Closing Date Funded Debt, and Closing Date Company Expenses, the “Price Components”), in each case, calculated as of 11:59 p.m. on the date immediately prior to the Closing Date consistent with the Closing Date Principles. “Net Working Capital” as of any date shall mean (i) the consolidated current assets of the Company and its consolidated Subsidiaries and consolidated Partnerships as of such date (excluding (x) cash and cash equivalents, (y) Income Tax assets and (z) notes receivable (which notes receivable to be excluded, for the avoidance of doubt, shall include the note(s) to be transferred to the Seller pursuant to Section 6.4(a)), minus (ii) the consolidated current liabilities of the Company and its consolidated Subsidiaries and consolidated Partnerships as of such date (excluding (x) Funded Debt (including, for the avoidance of doubt, Funded Debt of the Company, the Partnerships and their respective Subsidiaries), (y) Income Tax Liabilities, and (z) Company Expenses), in each case, as calculated in accordance with the Closing Date Principles and the definitions of the defined terms used in this Section 2.4(a) and in the Closing Date Principles.
(b)    If the Seller shall disagree with the calculation of any Price Component, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Statement; provided, however, that (i) any such notice may only include objections based on (A) the failure of the Closing Statement to be prepared in accordance with the Closing Date Principles and the definitions of the applicable Price Components and/or (B) mathematical errors in the computation of any Price Component, and (ii) Buyer shall provide the Seller and its representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to or necessary, as reasonably requested by the Seller, for the review of the Closing Statement, and the 30-day review period shall be tolled during any period in which Buyer fails to comply with this requirement. In the event that the Seller does not provide such a notice of disagreement within such thirty (30)-day period, the Seller and Buyer shall be deemed to have agreed to the Closing Statement and the calculation of the Price Components delivered by Buyer therein, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, the Price Components set forth in the Closing Statement delivered by Buyer will be final, binding and conclusive for all purposes hereunder except as to the disagreements duly raised in such notice, and Buyer and the Seller shall use commercially reasonable efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any such disagreements with respect to the calculations of the Price Components. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and the Seller (such firm, subject to the following proviso, the “Auditor”); provided, that if the Seller and Buyer cannot agree on the Auditor, either party may request that the American Arbitration Association (the “AAA”) choose the Auditor, in which case the AAA’s choice of the Auditor will be binding and the expenses of the AAA will be shared 50% by Buyer and 50% by the Seller. Notwithstanding the foregoing, (x) the Auditor shall not, in the three-year period prior to the date of this Agreement, have been engaged to perform any services in excess of $100,000 in any 12-month period for the Seller, Buyer or the Company or any of their respective Affiliates (other than acting as an independent arbitrator in a similar capacity as the Auditor) and (y) none of the Seller, Buyer or the Company will engage the Auditor to perform any service for such Person (other than acting as an independent arbitrator in a similar capacity as the Arbitrator) prior to the finalization of the Adjustment Amount pursuant to this Section 2.4(b). Each of Buyer and the Seller shall promptly provide their assertions regarding the Price Components in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than sixty (60) days following the day on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Price Components set forth on the Closing Statement require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with the Closing Date Principles and the definitions of the defined terms used in Section 2.4(a) and in the Closing Date Principles. In reaching a decision on each disputed item that was originally reflected in the Closing Statement delivered by Buyer, the Auditor’s decision shall in each case be an amount which is equal to or in between the amounts for such disputed item proposed by Buyer in the Closing Statement or proposed by the Seller in the Seller’s notice of disagreement. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Price Components are finally determined in accordance with this Section 2.4(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the Seller, on the other, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and the Seller (as set forth in the written submissions to the Auditor) made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Seller challenges in its written submission to the Auditor items underlying the calculations of the Price Components in the net amount of $1,000,000 (relative to Buyer’s positions on such items as set forth in its written submissions to the Auditor), and the Auditor determines that the Seller has a valid claim for $400,000 of the $1,000,000, the Seller shall bear 60% of the fees and expenses of the Auditor and Buyer shall bear 40% of the fees and expenses of the Auditor.
(c)    The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital Adjustment Amount (as finally determined in accordance with Section 2.4(b)), minus the Estimated Net Working Capital Adjustment Amount, plus (ii) Estimated Closing Date Funded Debt, minus Closing Date Funded Debt (as finally determined in accordance with Section 2.4(b)), plus (iii) Estimated Closing Date Company Expenses, minus Closing Date Company Expenses (as finally determined in accordance with Section 2.4(b)). If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.4(d).
(d)    If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Buyer shall pay to the Seller an amount in cash equal to the Adjustment Amount, less any applicable withholding. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, the Seller shall pay to Buyer an amount in cash equal to the Deficit Amount. Payments pursuant to this Section 2.4(d) shall be made by wire transfer of immediately available funds in accordance with wire instructions provided to the payor by the payee at least two (2) Business Days prior to the date on which the payment is due.
2.5    Contingent Payment.
(a)    As soon as is reasonably practicable after the certification by Buyer’s independent auditors of Buyer’s consolidated financial statements for 2014, but in no event later than 10 Business Days thereafter, Buyer shall prepare and deliver to Seller a statement of income of the IT Solutions Business, setting forth Buyer’s calculation of 2014 IT Solutions EBITDA and Buyer’s calculation of the 2014 Contingent Payment Amount, if any, due, together with reasonable documentation to support such calculation; provided, that Buyer shall use commercially reasonable efforts to cause the completion and certification of its consolidated financial statements for 2014 to occur as promptly as practicable and in any event no later than April 30, 2015. As soon as is reasonably practicable after the certification by Buyer’s independent auditors of Buyer’s consolidated financial statements for 2015, but in no event later than 10 Business Days thereafter, Buyer shall prepare and deliver to Seller a statement of income of (i) the Device Services Business and (ii) the IT Solutions Business, respectively (together with the statement of income required to be delivered pursuant to the first sentence of this Section 2.5(a), the “Contingency Financial Statements”), setting forth Buyer’s calculation of 2015 Device Services EBITDA and 2015 IT Solutions EBITDA and Buyer’s calculation of the 2015 Contingent Payment Amount, if any, due, together with reasonable documentation to support such calculation; provided, that Buyer shall use commercially reasonable efforts to cause the completion and certification of its consolidated financial statements for 2015 to occur as promptly as practicable and in any event no later than April 30, 2016.
(b)    The Contingency Financial Statements and the calculation of 2014 IT Solutions EBITDA, 2015 Device Services EBITDA and 2015 IT Solutions EBITDA (each, an “Applicable EBITDA”), shall be prepared in accordance with this Section 2.5 and the definitions of the Applicable EBITDA used therein.
(c)    The Seller shall have 45 days following the delivery of the applicable Contingency Financial Statements (the “Contingency Review Period”), to review and object to the applicable Contingency Financial Statements and Buyer’s calculation of the Applicable EBITDA or the applicable Contingent Payment Amount. In the event the Seller does not object to the contents of the Contingency Financial Statements or Buyer’s calculation of Applicable EBITDA or the Contingent Payment Amount prior to the expiration of the applicable Contingency Review Period, the applicable Contingency Financial Statements and Buyer’s calculation of Applicable EBITDA and the applicable Contingent Payment Amount shall be deemed to become the final Contingency Financial Statements, and the final determination of Applicable EBITDA for such year and the applicable Contingent Payment Amount. In the event the Seller objects to the contents of the Contingency Financial Statements or Buyer’s calculation of Applicable EBITDA or the applicable Contingent Payment Amount, the Seller shall send written notice to Buyer specifying in reasonable detail its objections and the basis therefor, prior to the expiration of the applicable Contingency Review Period (a “Contingency Objection Notice”). During the 30-day period following the Buyer’s receipt of a Contingency Objection Notice (the “Contingency Resolution Period”), Buyer and the Seller shall attempt to resolve the differences specified in the Contingency Objection Notice.
(d)    If at the conclusion of a Contingency Resolution Period, a dispute shall remain with respect to the applicable Contingency Financial Statements or Buyer’s calculation of Applicable EBITDA or the applicable Contingent Payment Amount, the dispute shall be submitted to an accounting professional with a firm of internationally recognized independent public accountants mutually selected by Buyer and the Seller (the “Payment Dispute Arbitrator”) within ten (10) Business Days after expiration of such Contingency Resolution Period; provided, that if the Seller and Buyer cannot agree on the Payment Dispute Arbitrator, either party may request that the AAA choose the Payment Dispute Arbitrator, in which case the AAA’s choice of the Payment Dispute Arbitrator will be binding and the expenses of the AAA will be shared 50% by Buyer and 50% by the Seller. Buyer and the Seller shall each provide such firm with all information and documentation reasonably requested, which may include without limitation, the books and records of the Company and its Subsidiaries and the Partnerships, as applicable. The Payment Dispute Arbitrator shall determine the final calculation of the disputed payment in accordance with the terms set forth in this Agreement. The Payment Dispute Arbitrator’s determination shall be made within thirty (30) Business Days of its selection and shall be set forth in a written statement delivered to the Seller and Buyer and shall be final, binding and conclusive on the parties hereto and thereafter shall be deemed to be the final calculation of the applicable Contingent Payment Amount. The fees and expenses of the Payment Dispute Arbitrator shall be paid by (i) Buyer, if any disputed amount of the applicable Contingent Payment Amount is awarded to the Seller by the Payment Dispute Arbitrator, and (ii) the Seller, if the Payment Dispute Arbitrator determines that no disputed amount of the applicable Contingent Payment Amount is payable to the Seller.
(e)    Any Contingent Payment Amount required to be made hereunder shall be paid within three (3) Business Days following the final determination of the applicable Contingent Payment Amount; provided, however, that to the extent that any portion of the applicable Contingent Payment Amount, if any, is not disputed, that portion of such Contingent Payment Amount which is not in dispute shall be paid within three (3) Business Days following the conclusion of the applicable Contingency Review Period. In any event in which Buyer is required to pay the Contingent Payment Amount (or any portion thereof) to the Seller, Buyer shall make such payment by wire transfer of immediately available funds in accordance with wire instructions provided to Buyer by the Seller at least two (2) Business Days prior to the date on which the payment is due.
2.6    Operation of the Businesses Following the Closing.
(a)    Conduct of Business. Subject to Section 2.6(b), the parties acknowledge that nothing in this Section 2.6 or elsewhere in this Agreement shall require Buyer, the Company, the Subsidiaries, the Partnerships or their Subsidiaries, or any of their respective Affiliates to, and none shall have any obligation whatsoever (hereunder or otherwise) to, (i) manage or operate either the Device Services Business or the IT Solutions Business (each, a “Business” and, together, the “Businesses”) in the ordinary course, or in any manner other than as Buyer, the Company and the Subsidiaries elect in their discretion with respect to the Businesses, or (ii) make any operational or other decisions with respect to the Company (or the Subsidiaries or the Partnerships or their Subsidiaries) or either Business (including whether to provide general support or capital to one or both of the Businesses or operations or decisions to acquire, transfer or dispose of the Company, any Subsidiary, any Partnerships or any of their Subsidiaries, or one or both of the Businesses, or all or any portion of any of the foregoing) with the intent to, or for the purpose of, achieving the amount of EBITDA in any applicable period necessary to result in an applicable positive Contingent Payment Amount (or any portion thereof), it being understood that the Buyer, the Company, the Subsidiaries, the Partnerships and their Subsidiaries, or any of their respective Affiliates may take actions or run the Businesses in a manner that is intended to build or achieve long-term value and not near term profitability or EBITDA, which actions could involve restructurings, reorganizations, capital improvements or other actions that result in losses or negative EBITDA for one or both of the Businesses, and which could result in or have the effect of one or both of the Businesses not generating sufficient (or any) EBITDA to achieve the amount of EBITDA in any applicable period necessary to result in an applicable positive Contingent Payment Amount (or any portion thereof); provided, however, Buyer shall not permit the IT Solutions Business to be discontinued, wound down, liquidated or dissolved prior to the date that is six months after the Closing Date.
(b)    Conduct of Business; Affiliate Transactions. From and after the date hereof until January 1, 2016, (i) subject to Section 2.6(c)(iv), Buyer will not make any operational or other decisions in bad faith with respect to the Company (and its Subsidiaries and the Partnerships and their Subsidiaries) or either Business primarily for the purpose of decreasing the likelihood of the obligation to pay the applicable positive Contingent Payment Amount and (ii) Buyer shall not, and shall not permit the Company or any of its Subsidiaries, to enter into any sale, lease, license, pledge, hypothecation, disposition or other transfer of all or (other than the sale of inventory in the ordinary course of the applicable Business) any portion the assets of the Company (including either Business or its assets, and including through any merger or sale of any equity interest) to any Affiliate of Buyer (excluding the Company or any of its Subsidiaries), if any such sale, lease, license, pledge, hypothecation, disposition or transfer is not on arm’s-length terms that would be available with an unaffiliated party under the circumstances, it being understood that this clause (ii) will not limit or apply to (A) sales or issuances of Capital Stock in exchange for cash in connection with any equity capitalization or (B) any management advisory fees or similar fees paid in cash pursuant to a management advisory agreement by or among Buyer or an Affiliate of Buyer (other than the Company or any of its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries (any such fees, “Management Advisory Fees”).
(c)    Sale of Businesses; Liquidation.
(i)    If, prior to the date that is eighteen (18) months after the Closing Date, any Person (other than Buyer, the Company or any of their respective Affiliates) (A) acquires (whether directly or indirectly through any merger, acquisition (in one or a series of related transactions) of assets or Capital Stock, or otherwise) all or a majority of the assets of the IT Solutions Business or any business unit or division thereof that, when combined with any other business unit or division of the IT Solutions Business that has been sold during such eighteen (18)-month period, constitutes a majority of the assets of the IT Solutions Business (any such transaction, an “IT Solutions Sale”); provided, however, that the term “IT Solutions Sale” shall include a wind-down, dissolution or liquidation of the IT Solutions Business only if, as a result thereof or in connection therewith, all or a majority of the assets of the IT Solutions Business or any business unit or division thereof that, when combined with any other business unit or division of the IT Solutions Business that has been sold during such eighteen (18)-month period, constitutes a majority of the assets of the IT Solutions Business is sold (whether directly or indirectly through one or a series of related transactions, including any merger, acquisition of a majority of the assets or Capital Stock, or otherwise) to one Person or a group of affiliated Persons; or (B) enters into a definitive, binding agreement with Buyer or any of its Affiliates with respect to an IT Solutions Sale and such transaction is thereafter consummated with such Person or an Affiliate thereof, then Buyer shall, concurrently with receipt by Buyer or its applicable Affiliates of the consideration paid in consideration of such IT Solutions Sale and determination of the Shared Proceeds Amount, pay, or cause to be paid, to the Seller an amount equal to the Shared Proceeds Amount, as additional consideration for the sale of the Shares (in the same form or proportionate forms of consideration received by Buyer or its applicable Affiliates in the IT Solutions Sale).
(ii)    For the purposes of this Section 2.6(c), “Shared Proceeds Amount” means the lesser of (1) the amount equal to 25% of the aggregate proceeds (including the assumption of funded indebtedness) that, but for the operation of this Section 2.6(c), would be payable to or for the benefit of Buyer and its Affiliates, in the aggregate, in connection with an IT Solutions Sale (after deducting all fees, costs and expenses reasonably incurred by Buyer and its Affiliates, and all obligations and other liabilities (other than (x) funded indebtedness and (y) intercompany obligations or other intercompany liabilities) retained or assumed by Buyer and its Affiliates in connection with the IT Solutions Sale), and (2) $10,000,000.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, in the event that at any time after the Closing Date any Person (other than Buyer or its Subsidiaries) acquires (whether directly or indirectly through any merger, acquisition of all or substantially all of the assets or Capital Stock, or otherwise) all or substantially all of the assets (other than the purchase of assets in the ordinary course of the business of the Company and its Subsidiaries) of (A) the Company, then all of Buyer’s obligations under Sections 2.5 and 2.6 shall immediately terminate (without any obligations or liability on the part of Buyer) and be of no further force and effect, or (B) the Device Services Business, then all of Buyer’s obligations under Sections 2.5 and 2.6 with respect to the Contingent Payment Amount relating to 2015 Device Services EBITDA (and all associated obligations in respect thereof under Sections 2.5 and 2.6) shall immediately terminate (without any obligations or liability on the part of Buyer) and be of no further force and effect.
(iv)    Notwithstanding anything to the contrary contained herein, Buyer may elect (no earlier than the date that is six months after the Closing Date) to discontinue, wind-down, liquidate or dissolve the IT Solutions Business, provided, however, that Buyer shall use commercially reasonable efforts to provide for reasonable transition of service for the customers of the IT Solutions Business, including (subject to any applicable consent rights of the customers) the transfer of electronic medical records to a reputable alternative service provider.
2.7    Withholding. Buyer and the Seller are not aware of any obligation under the Code or any provision of state, local, provincial or foreign Law to deduct or withhold any amounts from any payments (including the Purchase Price) made to the Seller under this Agreement. If Buyer or Seller becomes aware of any such obligation after the date of this Agreement, then (a) such party shall promptly, and in any event at least ten (10) Business Days before the withholding, provide notice of such obligation to the other party hereto, (b) Buyer and the Seller shall cooperate in good faith to minimize, reduce or eliminate the amounts that Buyer is required to deduct or withhold, and (c) such amounts that are not mitigated, reduced or eliminated pursuant to the foregoing clause (b) shall be deducted or withheld from the applicable payment made pursuant to this Agreement and such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller, to the extent Buyer complies with applicable Law with respect to the withholding (including any applicable Law for remitting any amounts deducted or withheld from any payments pursuant this Section 2.7 to the applicable Governmental Authority).
2.8    Purchase Price Allocation.
(a)    Within thirty (30) days of the Determination Date, the Seller shall prepare and deliver to Buyer a schedule setting forth the fair market value of the assets of the Company and its corporate Subsidiaries that are part of the same consolidated group for federal income tax purposes as the Company (together with the Company, the “Company Group”) (the “Proposed Allocation”), consistent with the amount of the IT Solutions Consideration, for Buyer’s review. If Buyer disagrees with the Proposed Allocation, Buyer may, within thirty (30) days after delivery of the Proposed Allocation, deliver written notice to the Seller setting forth in reasonable detail its disagreement with the Proposed Allocation. In the event that Buyer does not provide such a notice of disagreement within such thirty (30)-day period, the Seller and Buyer shall be deemed to have agreed to the Proposed Allocation, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, the Proposed Allocation will be final, binding and conclusive for all purposes hereunder except as to the disagreements duly raised in such notice, and Buyer and the Seller shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any such disagreements with respect to the Proposed Allocation. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by the Auditor in accordance with the procedures, and the fees and expenses of the Auditor shall be borne by the Seller and Buyer in accordance with the rules, set forth in Section 2.4(b). The Proposed Allocation as finally agreed or determined pursuant to this Section 2.8(a) shall be the “Final Allocation.”
(b)    Buyer shall allocate the “adjusted grossed-up basis” (as defined in Treasury Regulations Section 1.336-4) and the Seller shall allocate the “aggregate deemed asset disposition price” (as defined in Treasury Regulations Section 1.336-3), in each case, among the assets of the Company Group in a manner consistent with the Final Allocation and Treasury Regulations Section 1.336-4 and 1.336-3. The Final Allocation shall be adjusted by the Seller (with a copy sent to Buyer) for any subsequent adjustments to the purchase price for the Shares under this Agreement, including any Contingent Payment Amount and any Shared Proceeds Amount, provided that any such adjustment shall be consistent with the Final Allocation. Buyer and the Seller shall file all Tax Returns (including Internal Revenue Service Form 8883 and any similar forms required by applicable state and local Tax Laws) consistent with (and amend any previously filed Tax Return to be consistent with) the Final Allocation, as modified by the Seller for any subsequent adjustments to the purchase price, and shall not take any action inconsistent therewith on any Tax Return unless required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of state or local Tax Law); provided that nothing contained herein shall prevent the Seller or Buyer or their respective Affiliates from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Final Allocation, and none of the Seller, Buyer or any of their respective Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by a taxing authority challenging such Final Allocation. Buyer, on the one hand, and the Seller, on the other hand, shall promptly notify each other in the event of an examination, audit or other proceeding regarding the Final Allocation.
ARTICLE III.
CLOSING
3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the purchase and sale of the IT Solutions Shares, the Interim Distribution, the purchase and sale of the HT Shares and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 6600, Chicago, IL 60606, at 10:00 a.m. on the date which is two (2) Business Days after the date on which all conditions set forth in Sections 9.1, 9.2 and 9.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Buyer and the Seller may mutually agree; provided, however, in any event, that the Closing shall not occur prior to January 31, 2014 without the prior written consent of Buyer and the Seller. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered as promptly as practicable following the Closing; provided that the original stock certificates, stock powers and/or other instruments representing the HT Shares and HITS Shares and the original stock certificates (to the extent such shares of Capital Stock are certificated), stock powers and/or other instruments, if any, representing the HDS Units and the issued and outstanding Capital Stock of each Subsidiary of the Company shall be delivered at the Closing to the offices of Schiff Hardin LLP specified above. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
3.2    Seller Closing Deliveries. At the Closing, the Seller shall deliver (or cause to be delivered) to Buyer all of the following:
(a)    a copy of a Transition Services Agreement in the form attached hereto as Annex A (the “Transition Services Agreement”), duly executed by the Seller;
(b)    the certificate referenced in Section 9.2(d);
(c)    certificates evidencing the shares of Capital Stock of the Company and each of the Company’s Subsidiaries (if certificated), in each case, duly endorsed in blank or accompanied by stock powers or other instruments of transfer, each duly executed in blank; and
(d)    a certificate in accordance with Treasury Regulations Section 1.1445-2(b)(2), certifying that the Seller is not a “foreign person”; provided, however, that Buyer’s sole right in the event the Seller fails to deliver such a certificate shall be to make an appropriate withholding to the extent required by Section 1445 of the Code.
3.3    Buyer Closing Deliveries. At the Closing, Buyer shall deliver (or cause to be delivered) to the Seller all of the following:
(e)    a copy of the Transition Services Agreement, duly executed by Buyer; and
(f)    the certificate referenced in Section 9.3(c).
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
Notwithstanding anything in this Agreement to the contrary, for purposes of this Article IV, and for purposes of Article XI or any other provisions of this Agreement to the extent relating to Article IV, all references to the Subsidiaries of the Company in this Article IV (other than Section 4.29) shall be deemed to include the Partnerships and their Subsidiaries; provided, however, that the following representations and warranties, only as they relate to the Partnerships and their Subsidiaries, will be given subject to the knowledge of the Seller: Sections 4.8(a), 4.15(b), 4.20(d), 4.21, 4.22(a), the penultimate sentence of 4.23, 4.25(a)(iii)(A), 4.25(b), and 4.28(b)(i).
Except as set forth in the Schedules to this Agreement (collectively, the “Company Disclosure Schedule”), subject to Section 12.8, the Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:
4.1    Corporate Organization of the Seller. The Seller has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.
4.2    Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Georgia and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Seller to Buyer are true and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company.
4.3    Subsidiaries. The Subsidiaries of the Company and their jurisdiction of incorporation or organization are set forth on Schedule 4.3(a). The Subsidiaries have been duly formed or organized and are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted. The Seller has previously provided to Buyer true and complete copies of the organizational documents of the Company’s Subsidiaries. Each such Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.
4.4    Due Authorization. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transition Services Agreement and (subject to the approvals described in Section 4.6) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Seller, and no other corporate proceeding on the part of the Seller is necessary to authorize this Agreement and the Transition Services Agreement. This Agreement and the Transition Services Agreement have each been duly and validly executed and delivered by the Seller and (assuming this Agreement and the Transition Services Agreement each constitutes a legal, valid and binding obligation of Buyer) each constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
4.5    No Conflict. Except as set forth on Schedule 4.5, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.6 or on Schedule 4.6, and except as may result from any facts or circumstances relating solely to Buyer, the execution and delivery of this Agreement and the Transition Services Agreement by the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate in any material respect any provision of, or result in the material breach of, any applicable Law to which the Seller, the Company or any of its Subsidiaries is subject or by which any property or asset of the Seller, the Company or any of its Subsidiaries is bound, (b) conflict with the certificate of incorporation, bylaws or other organizational documents of the Seller or the Company or any of its Subsidiaries, (c) violate any provision of or result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require a consent or approval under, any Material Contract listed, or give rise to a right of termination, cancellation or acceleration of any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a material violation or revocation of any Governmental Order or required license, permit or approval from any Governmental Authority.
4.6    Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries or the Seller with respect to the Seller’s execution or delivery of this Agreement or the Transition Services Agreement or the consummation by the Seller of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law; (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, and (c) as otherwise disclosed on Schedule 4.6.
4.7    Capitalization of the Company and the IT Solutions Entities.
(a)    The authorized Capital Stock of the Company consists of 1,000 shares of Common Stock, of which one (1) share is issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.
(b)    The Seller owns, of record and beneficially, all of the HT Shares free and clear of all Liens. Other than the HT Shares, the Seller does not own any other equity interests of the Company and has no right or obligation to purchase or acquire any other equity interests of the Company. There is no voting trust or other agreement or understanding to which the Seller is a party or is bound with respect to the voting, registration or (except for this Agreement) transfer of the HT Shares.
(c)    Except as set forth on Schedule 4.7(c), the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem otherwise acquire any of its Capital Stock.
(d)    Assuming Buyer has the requisite power and authority to be the lawful owner of the HT Shares, upon each party taking the actions described in ARTICLE III, good and valid title to the HT Shares will pass to Buyer, free and clear of any Liens other than (i) restrictions on transfer imposed under applicable federal and state securities laws and (ii) Liens created by Buyer or its Affiliates.
(e)    The authorized Capital Stock of HITS consists of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of Capital Stock of HITS have been duly authorized and validly issued and are fully paid and nonassessable. The Company owns, of record and beneficially, all of the HITS Shares free and clear of all Liens. Other than the HITS Shares, the Company does not own any other equity interests of HITS and has no right or obligation to purchase or acquire any other equity interests of HITS. There is no voting trust or other agreement or understanding to which the Company is a party or is bound with respect to the voting, registration or (except for this Agreement) transfer of the HITS Shares. HITS has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Capital Stock of HITS, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Capital Stock of HITS, and there are no agreements of any kind which may obligate HITS to issue, purchase, redeem otherwise acquire any of its Capital Stock. Assuming Buyer has the requisite power and authority to be the lawful owner of the HITS Shares, upon each party taking the actions described in ARTICLE III, good and valid title to the HITS Shares will pass to Buyer, free and clear of any Liens other than (i) restrictions on transfer imposed under applicable federal and state securities laws and (ii) Liens created by Buyer or its Affiliates.
(f)    The issued and outstanding Capital Stock of HDS consists solely of the HDS Units. All of the HDS Units have been duly authorized and validly issued. The Company owns, of record and beneficially, all of the HDS Units free and clear of all Liens. Other than the HDS Units, the Company does not own any other equity interests of HDS and has no right or obligation to purchase or acquire any other equity interests of HDS. There is no voting trust or other agreement or understanding to which the Company is a party or is bound with respect to the voting, registration or (except for this Agreement) transfer of the HDS Units. HDS has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for any Capital Stock of HDS, or any other commitments or agreements providing for the issuance of additional interests or for the repurchase or redemption of any Capital Stock of HDS, and there are no agreements of any kind which may obligate HDS to issue, purchase, redeem otherwise acquire any of its Capital Stock. Assuming Buyer has the requisite power and authority to be the lawful owner of the HDS Units, upon each party taking the actions described in ARTICLE III, good and valid title to the HDS Units will pass to Buyer, free and clear of any Liens other than (i) restrictions on transfer imposed under applicable federal and state securities laws and (ii) Liens created by Buyer or its Affiliates.
4.8    Capitalization of Subsidiaries.
(a)    Schedule 4.8(a) sets forth a complete and accurate list of the authorized, issued and outstanding Capital Stock of (x) each of the Subsidiaries of the Company that is not wholly owned by the Company or a Subsidiary of the Company, and (y) each of the Subsidiaries of the Partnerships.
(b)    The outstanding shares of Capital Stock of each of the Subsidiaries of the Company and each of the Subsidiaries of the Partnerships have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.8(b), (i) the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding Capital Stock of the Subsidiaries, and (ii) the Partnerships own of record and beneficially all the issued and outstanding Capital Stock of the Subsidiaries of the Partnerships, in each case in the case of clause (i) and (ii), free and clear of any Liens other than (A) as set forth in Schedule 4.8(b), (B) for any restrictions on sales of securities under applicable securities Laws, or (C) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar governing documents of such Subsidiary. Except as set forth on Schedule 4.8(b), the Company and its Subsidiaries do not own any Capital Stock of any Person other than the Partnerships, the Partnerships do not own any Capital Stock of any Person other than the Subsidiaries of the Partnerships, there are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any Capital Stock of any of the Company’s Subsidiaries or any Subsidiaries of the Partnerships, any other commitments or agreements providing for the issuance by any Subsidiary of the Company or any Partnership of any Capital Stock, the sale by any Subsidiary of the Company or any Subsidiary of any Partnership of treasury shares, or for the repurchase or redemption of the Capital Stock of any Subsidiary of the Company or any Subsidiary of any Partnership, or any Contracts of any kind which may obligate any Subsidiary of the Company or any Subsidiary of any Partnership to issue, purchase, register for sale, redeem or otherwise acquire any of its Capital Stock, or, except as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar governing documents of such Subsidiary, requiring the Company or any of its Subsidiaries, or the Partnerships or any Subsidiaries of the Partnerships to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any Subsidiary of the Partnerships.
(c)    Schedule 4.8(c) sets forth for each Partnership the percentage (expressed as a decimal rounded to the nearest hundredth) pecuniary interest of the equity interest of such Partnership owned by the Company or an Affiliate thereof as of the date of this Agreement. All of the equity interests in the Partnerships owned directly or indirectly by the Company are owned free and clear of any Liens other than (i) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar governing documents of such Partnership, or (ii) for any restrictions on sales of securities under applicable securities Laws. There are no outstanding contractual obligations of the Company or any of its Subsidiaries requiring the issuance, purchase, registration for sale, redemption or other acquisition of any equity interest in any of the Partnerships or requiring the Company or any of its Subsidiaries to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, any Partnership except (x) as set forth on Schedule 4.8(c) or (y) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar governing documents of such Partnership.
4.9    Financial Statements. Attached as Schedule 4.9 are (a) the unaudited consolidated balance sheets and income statements of the Company, its Subsidiaries and the Consolidated Partnerships as of and for the twelve-month periods ended December 31, 2012 (the “Annual Financial Statement Date”) and December 31, 2011 (the “Annual Financial Statements”) and (b) an unaudited consolidated balance sheet and income statement of the Company, its Subsidiaries and the Consolidated Partnerships as of and for the 11-month period ended November 30, 2013 (the “Interim Financial Statements” and, together with Annual Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.9, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company, its Subsidiaries and the Consolidated Partnerships as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments, which adjustments will not be, individually or in the aggregate, material).
4.10    Undisclosed Liabilities. Except as set forth on Schedule 4.10, there is no material liability, debt or obligation of or claim against the Company or any of its Subsidiaries of a type required to be reflected or reserved for on a balance sheet of the Company, its Subsidiaries and the Consolidated Partnerships prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, or (c) that, if unsatisfied as of the Closing Date, would be Company Expenses.
4.11    Litigation and Proceedings. Except (a) as set forth on Schedule 4.11 and (b) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.23), there are not any, and in the past two years there have been no, pending or, to the knowledge of the Seller, threatened, Actions or, to the knowledge of the Seller, investigations before or by any Governmental Authority against (a) the Company or any of its Subsidiaries or any material portion of their respective properties or assets that seek or sought, as applicable, equitable relief or a payment in excess of $100,000, or (b) the Company, any Subsidiary of the Company, or the Seller, that would reasonably be expected to materially impair the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby. Except as set forth on Schedule 4.11, none of the Seller, the Company or any of its Subsidiaries is subject to any material Governmental Order.
4.12    Legal Compliance.
(a)    Except with respect to (i) matters set forth on Schedule 4.12, (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.23) and (iii) matters related to Medical Devices, the FDCA, Information Privacy or Security Laws or other Healthcare Legal Requirements (as to which certain representations and warranties are made pursuant to Section 4.18), neither the Company nor any of its Subsidiaries has received any written communication in the past twelve months from a Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance in any material respect with any applicable Law or Governmental Order. The Company and each of its Subsidiaries are, and have been in the last three (3) years, in compliance, in all material respects, with all applicable Laws.
(b)    Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees, nor the Seller (acting on behalf of the Company or any of its Subsidiaries), has, during the last three (3) years, (i) taken any action that would result in a material violation by the Company or any of its Subsidiaries of the United States Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations promulgated thereunder (in each case to the extent such Laws are applicable to the Company or any such Subsidiary), or any other anti-bribery or anti-corruption Laws applicable to the Company or any such Subsidiary, or (ii) to the knowledge of the Seller, in violation of applicable Law, made, authorized, offered or promised to make in order to assist any such Person in improperly obtaining or retaining business for or with any Person, in directing business to any Person or in securing any improper advantage, any payment, gift or promise to give or transfer or authorization of any transfer of anything of value, directly, indirectly or through a third party, to or for the use or benefit of any official, employee or representative, or any other Person acting in an official capacity for or on behalf of any (A) Governmental Authority, including any entity or enterprise partially or wholly owned or controlled by a government, (B) public international organization, political party or official thereof or (C) candidate for political office.
(c)    During the last three (3) years, the Company has not, in violation of applicable Law, entered into a Contract with, or conducted business with, a Prohibited Person. There is no pending or, to the knowledge of the Seller, threatened material legal, administrative, arbitral or other material proceeding, claim, suit or action by any Governmental Authority against the Company or any of its Subsidiaries, nor is there any Governmental Order imposed (or, to the knowledge of the Seller, threatened to be imposed) upon the Company or any of its Subsidiaries by or before any Governmental Authority, in each case in connection with an alleged violation of applicable Law relating to the import or export of data, goods or services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and the Office of Foreign Assets Control of the U.S. Department of Treasury.
4.13    Contracts; No Defaults.
(a)    Schedule 4.13(a) contains a listing of all Contracts described in clauses (i) through (xiv) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (other than Contracts for labor and employment matters set forth on Schedule 4.14 and Schedule 4.15). True and complete copies of the written Contracts listed on Schedule 4.13(a) have been made available to Buyer.
(i)    Each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.13(a)) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $250,000;
(ii)    Each Contract in respect of Funded Debt having an outstanding principal amount in excess of $100,000, or, with respect to any Partnership, an outstanding principal amount in excess of $250,000;
(iii)    Each Contract for the acquisition or disposition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (including any such Contract that contains any earnout obligations) (other than the sale of inventory in the ordinary course of business), in each case other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(iv)    Each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement, and other Contracts that, in each case, (A) (1) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property and (2) involves annual payments in excess of $250,000 or (B) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any Leased Real Property;
(v)    Each joint venture Contract, partnership agreement, shareholder agreement or limited liability company agreement (or similar Contract), in each case, other than with respect to any Person that is wholly owned (directly or indirectly) by the Company;
(vi)    Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $250,000;
(vii)    Each Contract containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or operate at any location;
(viii)    Each Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property from a third party, other than confidentiality agreements, employee invention assignment agreements and similar agreements with independent contractors, click wrap, shrink wrap and off the shelf licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $250,000 per year;
(ix)    Each Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property to a third party, other than confidentiality agreements in connection with products or services offered by the Company or its Subsidiaries in the ordinary course of business;
(x)    Contracts creating or permitting a Lien (other than a Permitted Lien) upon any material assets or properties of the Company or any of its Subsidiaries;
(xi)    Contracts with any Governmental Authority that the Company reasonably anticipates will involve annual payments or consideration furnished to the Company or any of its Subsidiaries of more than $250,000;
(xii)    Powers of attorney; and
(xiii)    Each Employment Agreement.
(b)    Except as set forth on Schedule 4.13(b), all of the Contracts listed or disclosed or required to be listed or disclosed on Schedule 4.13(a) (all of such Contracts, the “Material Contracts”) (i) are in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Seller, represent the valid and binding obligations of the other parties thereto, in each case other than such Material Contracts (x) that expire by their terms after the date hereof and are not renewed or (y) that are terminated by the other party thereto after the date hereof (other than in connection with a breach of such Material Contract by the Company or such Subsidiary). Except as set forth on Schedule 4.13(b), (x) neither the Company, any of its Subsidiaries nor, to the knowledge of the Seller, any other party thereto is (with or without the lapse of time or the giving of notice, or both) in material breach of or default under any such Material Contract, (y) neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any such Material Contract, and (z) to the knowledge of the Seller, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has, within the last six (6) months, received any written notice from any party to a Material Contract expressing the intention of such party to terminate any Material Contract prior to the expiration of such Material Contract in accordance with its terms.
4.14    Company Benefit Plans.
(a)    Schedule 4.14 sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), stock purchase, stock option, stock appreciation rights, equity, severance or termination, employment, retention, change-in-control, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement and all other material employee benefit plans, agreements, programs, policies or other arrangements, including medical, hospitalization, life, disability and other insurance plans, vacation policies and life insurance, whether or not subject to ERISA, and any other material plan, policy or program providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries and under which the Company or any of its Subsidiaries has any present or future material obligation or liability (each a “Company Benefit Plan”). Notwithstanding the foregoing, no Company Benefit Plan of any Partnership or any Subsidiary thereof shall be required to be listed on Schedule 4.14, but each other reference in this Section 4.14 to “Company Benefit Plan” shall (except as otherwise expressly provided) apply to each Company Benefit Plan of the Partnerships and each of their Subsidiaries that, but for this sentence, would have been required to have been listed on Schedule 4.14. An “ERISA Affiliate” shall mean any entity under “common control” with the Company within the meaning of Section 4001(14) of ERISA.
(b)    With respect to each Company Benefit Plan (other than any Company Benefit Plan of any Partnership or Subsidiary thereof), the Company has delivered or made available to Buyer copies of (i) each Company Benefit Plan and any trust agreement relating to such plan (including any amendments thereto), (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable) and (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan.
(c)    (i) Each Company Benefit Plan has been established and, during the past six (6) years, administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.
(d)    Except as set forth on Schedule 4.14, no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA and neither the Company nor any of its Subsidiaries has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years.
(e)    With respect to the Company Benefit Plans, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Seller, threatened, and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(f)    None of the Company or any of its Subsidiaries is bound, separately or as a group, by any Contract that has resulted in or would result in, separately or in the aggregate, in connection with this Agreement or the consummation of the transactions contemplated hereby, the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
4.15    Labor Relations.
(a)    Except as set forth on Schedule 4.15, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement.
(b)    The Contracts listed on Schedule 4.15 include all individual written or oral employment, consulting, retention, change in control bonus or severance agreements to which either the Company or any of its Subsidiaries is a party with respect to any employee (other than at will employment not evidenced by any written employment agreement) (collectively, “Employment Agreements”). The Company has made available to Buyer true and complete copies of each such Contract, as amended to date.
(c)    None of the Company, its Subsidiaries, or any of their Representatives has during the past three (3) years committed any unfair labor practice in connection with the operation of the business of the Company or its Subsidiaries, and there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending, or, to the knowledge of the Seller, threatened, before the National Labor Relations Board or any comparable Governmental Authority. To the knowledge of the Seller, there is no event or circumstance which is reasonably likely to give rise to the filing of any material unfair labor practice charge or complaint against the Company or any of its Subsidiaries or any of their Representatives. There are no pending, or, to the knowledge of the Seller, threatened, union grievances or arbitration proceedings against the Company or any of its Subsidiaries and there are no outstanding or unremedied settlements or arbitration awards with any union against the Company or any Subsidiary. There is no material charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Seller, threatened, before the United States Department of Labor, any state department of labor, the Equal Employment Opportunity Commission or any comparable federal, state, local or foreign human/civil rights organization or other Governmental Authority, relating to the employment or termination of employment of any current or former employee of the Company or any Subsidiary. During the past three (3) years, the Company and its Subsidiaries have discharged their respective material obligations in full, and have complied in all material respects with all applicable Laws, with respect to hours, immigration, legal qualification of employment status, occupational safety and health, worker’s compensation, salary, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, vacation pay and all other benefits for their employees for all periods through the Closing.
4.16    Taxes. Except as set forth on Schedule 4.16:
(a)    All Income Tax Returns and all other material Tax Returns required by applicable Law to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time permitted by applicable Law for filing). All such Tax Returns were complete and correct in all material respects.
(b)    The Company and its Subsidiaries have paid all material Taxes which are due and payable by the Company and its Subsidiaries. As of the date of the Financial Statements, the unpaid Taxes of the Company and its Subsidiaries did not exceed the reserves for Tax liability set forth or included in the Financial Statements.
(c)    All material Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Governmental Authority.
(d)    No deficiency for any material Taxes has been asserted, assessed, or proposed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn. Neither the Company nor its Subsidiaries is engaged in any audit or other proceeding by any Governmental Authority with respect to any material Taxes, or has received any written notice of any audit or other proceeding by any Governmental Authority with respect to any material Taxes due from the Company or any of its Subsidiaries.
(e)    Neither the Company nor any of its Subsidiaries has any liability for the material Taxes of any Person other than the Company, its Subsidiaries, and any members of any Affiliated Group under Treasury Regulations Section 1.1502-6 or under a Tax indemnity agreement (other than customary agreements with customers, vendors, lessors or lenders or other agreements that do not relate primarily to Taxes and any Tax sharing agreement between the Seller (or any of its Affiliates) and the Company (or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries has been a member of any “affiliated group” within the meaning of Section 1504(a) of the Code or any similar state statute filing any consolidated federal Income Tax Return other than an affiliated group the common parent of which was the Seller.
(f)    Neither the Company nor any of its Subsidiaries has agreed to an extension of time with respect to (i) the filing of any material Tax Return that has not since been filed, (ii) the payment of any material Taxes that have not since been paid, or (iii) any limitation period with respect to the assessment of any material Taxes, other than extensions that are no longer in effect or as a result of any extension of time permitted by applicable Law for filing a Tax Return.
(g)    Neither the Company nor any of its Subsidiaries has received a claim in writing from a taxing authority in a jurisdiction where it does not file Tax Returns with respect to a material Tax that it is or may be subject to taxation by that jurisdiction with respect to such Tax.
(h)    There are no material Tax liens on any of the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.
(i)    Neither the Company nor any of its Subsidiaries has executed, entered into, or is bound by a closing agreement pursuant to Section 7121 of the Code or any similar provision or state, local or foreign tax Law, and is not subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any taxing authority.
(j)    Neither the Company nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of a change in method of accounting made or required to be made before the Closing.
(k)    None of the Company or any of its Subsidiaries has filed a disclosure statement pursuant to Section 6662 of the Code.
(l)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
(m)    Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Section 6707A of the Code that has given rise to a disclosure obligation under Section 6011 of the Code and that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.
(n)    To the knowledge of the Seller, no election has been made under Treasury Regulations Section 301.7701-3 for any of the Partnerships to be classified other than under the default classification.
Nothing in this Section 4.16 or otherwise in this Agreement shall be construed as a representation or warranty of the Seller with respect to (i) the amount or availability in any Post-Closing Tax Period of any net operating loss, net capital loss, Tax credit or other Tax asset generated or arising in or in respect of a Pre-Closing Tax Period or (ii) any Tax positions that Buyer or any of its Affiliates (including the Company and its Subsidiaries) may take in or in respect of a Post-Closing Tax Period. Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.16, Section 4.14 and Section 4.24(b) (insofar as relating to Section 6.1(a)(x)) shall be the only representations or warranties of the Seller in this Agreement with respect to Tax matters.
4.17    Brokers’ Fees. Except as set forth on Schedule 4.17, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer, the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Seller, the Company, any of its Subsidiaries or any of their Affiliates.
4.18    Regulatory Matters.
(a)    Exclusion. There is no pending, or to the knowledge of the Seller, threatened exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting the Company’s or any of its Subsidiaries’ participation or enrollment in any of the Government Programs or Third Party Payor contracts that would reasonably be expected to result in material liability or materially interrupt business operations of the Company or its Subsidiaries. None of the Seller, the Company or any of its Subsidiaries or their respective officers or directors have received written notice or, to the knowledge of the Seller, oral notice, that the Company or such Subsidiary is currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents) that would reasonably be expected to result in any material liability. Neither the Company, its Subsidiaries, (to the knowledge of the Seller) its Affiliate Licensed Professionals, or the Company’s or any Subsidiary’s respective officers, directors, shareholders, trustees, partners, employees, contractors or agents (other than any of the foregoing that are not engaged in providing healthcare services): (i) has been charged with, convicted of, or, to the knowledge of the Seller, is the target or subject of any current or potential investigation relating to any criminal offense relating to the delivery of an item or service under any Government Program; (ii) has been debarred, excluded or suspended from participation in any Government Program; (iii) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act; or (iv) is currently listed on the Office of Inspector General’s or the General Services Administration’s list of parties excluded from federal procurement programs and non-procurement programs.
(b)    Compliance with Healthcare Laws.
(i)    None of the Seller, the Company or any of its Subsidiaries is a party to any Contract with any physician, hospital or other Person which is in a position to make or influence referrals to or otherwise generate business for the Company or any of its Subsidiaries that violates, in any material respect, applicable Healthcare Legal Requirements. The Company and each of its Subsidiaries are, and have been in the last three (3) years, in compliance, in all material respects, with all applicable Healthcare Legal Requirements.
(ii)    The Company and its Subsidiaries are not a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Healthcare Legal Requirements and neither the Company nor any of its Subsidiaries is a defendant in any unsealed qui tam/False Claims Act litigation.
(iii)    To the extent that the Company or any of its Subsidiaries provides to any of their respective customers or any other Person reimbursement, coding, or billing advice, such advice is complete and accurate, in all material respects, conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Ninth Revision, Clinical Modification (ICD 9 CM), and the advice can be relied upon to create accurate claims for reimbursement by federal, state and commercial payors.
(iv)    The Company and each of its Subsidiaries are in material compliance with applicable terms of Third Party Payor and Government Program contracts through which their respective services are billed and each of the Company and its Subsidiaries has charged and billed in accordance with the terms of their or their respective customers’ Third Party Payor or Government Program contracts. All claims filed by the Company or any Subsidiary and all information provided the Company and each of its Subsidiaries for the filing of claims by their respective customers are for services actually rendered, were properly coded, and were timely filed in compliance with all program requirements, including those regarding physician certification and recertification for services.
(v)    Except for routinely scheduled reviews, to the knowledge of the Seller, during the past three years, no claim validity review or program integrity review related to the billings of, or documentation or claims information submitted to customers by the Company or any of its Subsidiaries has been conducted by any Governmental Authority in connection with any Government Program or by any other Third Party Payor.
(c)    Information Privacy and Security Compliance.
(i)    The Company and each of its Subsidiaries, (A) to the extent their operations are subject to the administrative simplification provisions of HIPAA and the implementing regulations contained in 45 C.F.R. Parts 160, 162 and 164, are in compliance in all material respects with those administrative simplification provisions and implementing regulations, including in conducting any of the standard transactions set forth in 45 C.F.R. Part 162; and (B) are in compliance in all material respects with all other applicable Information Privacy or Security Laws (as hereinafter defined).
(ii)    Except as set forth on Schedule 4.18(c), neither the Company nor any of its Subsidiaries are, to the knowledge of the Seller, under investigation by any Governmental Authority for a material violation of any Information Privacy or Security Laws, including the receipt of any notices from the United States Department of Health and Human Services Office of Civil Rights, Federal Trade Commission or Department of Justice relating to any such violations. Except as set forth on Schedule 4.18(c), during the past three years, none of the Company or any of its Subsidiaries has suffered any breach in security that has permitted any unauthorized access to the personal data under Company’s control or possession that has resulted in any obligation to report to any Governmental Authority. During the past three years, none of the Company or any of its Subsidiaries has received any material written claims, notices or complaints regarding their information practices and/or their collection, use, disclosure, retention and/or misuse of any personal data.
(iii)    For purposes of this Section 4.17(c), “Information Privacy or Security Laws” means HIPAA and regulations as set forth in Healthcare Legal Requirement and any other Healthcare Legal Requirements or other applicable Law concerning the privacy and/or security of personal information applicable to the Company or its Subsidiaries
(d)    FDA and Related Matters.
(i)    The businesses of the Company and each of its Subsidiaries and, to the knowledge of the Seller, their authorized distributors are being conducted in compliance in all material respects with any applicable provisions of the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), including the rules and regulations promulgated thereunder, the Healthcare Legal Requirements and state licensing, registration, disclosure and reporting requirements.
(ii)    As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder, that is manufactured by the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), such Medical Device has been and is being designed, developed, manufactured, labeled and promoted in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder and all other applicable Healthcare Legal Requirements. Except as set forth on Schedule 4.18(d), none of the Seller, the Company or any of its Subsidiaries or (to the knowledge of the Seller) foreign distributors has, since January 1, 2008, received any FDA Form 483, notice of adverse finding, notices, untitled or warning letters or other correspondence or notice from the FDA or any other Governmental Authority and there is no action or proceeding pending or, to the knowledge of the Seller, threatened (including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall), in each case (A) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Device or (B) otherwise alleging any violation applicable to any Medical Device by the Company or any of its Subsidiaries of any applicable Law.
(iii)    Except as set forth on Schedule 4.18(d), since January 1, 2008, the Company and its Subsidiaries and authorized distributors have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, with respect to any Medical Device, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product.
(iv)    During the past three years, (A) no Governmental Authority has commenced or threatened in writing to initiate any Proceeding to withdraw any Medical Device or request the recall of any Medical Device, or commenced or threatened in writing to initiate any Action to enjoin production of any Medical Device, nor (B) have the Seller, the Company or any of its Subsidiaries, or to the knowledge of Seller, any of its authorized distributors or suppliers received any notice to such effect.
(v)    All applications, submissions, information, claims, reports and statistics, and other data derived therefrom submitted in connection with any and all requests for a Permit of the FDA or other Governmental Authority relating to any Medical Device, when submitted to the FDA or other Governmental Authority, were true, complete and correct in all material respects as of the date of submission and any updates, changes, corrections or modifications to such applications, submissions, information, claims, reports or statistics required by Law to be made have been submitted to FDA and other Governmental Authority.
(vi)    To the knowledge of the Seller, all pre-clinical and clinical trials conducted by the Company and its Subsidiaries with respect to any Medical Device have been conducted in material compliance with applicable Laws promulgated by the FDA relating thereto, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 312, as amended.
4.19    Licenses, Permits and Authorizations. Except as set forth on Schedule 4.19, and except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.23) the Company and its Subsidiaries and (to the knowledge of the Seller) all Licensed Professionals who are employees or independent contractors of the Subsidiaries have obtained all of the material licenses, approvals, consents, registrations and permits required under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they have in the past two years and are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted (collectively, “Permits”) and all such Permits are valid and in good standing. There are no Actions pending or, to the knowledge of the Seller, threatened which would reasonably be expected to result in the revocation or termination of any material Permit.
4.20    Title, Sufficiency and Condition of Assets. Except as set forth on Schedule 4.20,
(a)    The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all material tangible assets of the Company and its Subsidiaries, free and clear of all Liens, except Permitted Liens.
(b)    Taking into account Buyer’s rights under the Transition Services Agreement, the assets of the Company and its Subsidiaries represent all of the assets necessary to conduct the business of the Company and its Subsidiaries in all material respects as presently conducted and as conducted during the last twelve months.
(c)    The material machinery and equipment used regularly in the conduct of the business of the Company and its Subsidiaries have been, in all material respects, well maintained, are in good operating condition and repair in all material respects, normal wear and tear excepted.
(d)    The Dormant Subsidiaries consist of all Subsidiaries of the Company and its Subsidiaries that are not engaged in any material respect in the existing business of the Company and its Subsidiaries and the conduct or activities or business of which predominantly related to (i) the business conducted by HealthTronics Laboratory Solutions, Inc. that is no longer conducted by the Company or its Subsidiaries, or (ii) any other business previously disposed of by the Company or its Subsidiaries and in which business the Company and its Subsidiaries are no longer engaged.
4.21    Real Property.
(a)    The Company and its Subsidiaries do not own, and, except as set forth on Schedule 4.21(a), have not at any time owned, any real property.
(b)    Schedule 4.21(b) lists all Leased Real Property and the lessee and lessor thereof. Except as set forth on Schedule 4.21(b), (i) the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject to the Remedies Exception and any Permitted Liens and (ii) none of the Seller, the Company or any Subsidiary has received any written notice from any lessor of such Leased Real Property of, nor does the Seller, the Company or any Subsidiary have knowledge of the existence of, any default, event or circumstance that, with or without notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property.
(c)    None of the Seller, the Company or any of its Subsidiaries has (in the last twelve months) received written notice of, and there is not any pending, or to the knowledge of the Seller, threatened, condemnation proceeding affecting the Leased Real Property or any material part thereof, or any sale or other disposition of the Leased Real Property or any material part thereof in lieu of condemnation.
4.22    Intellectual Property.
(a)    The Company or one of its Subsidiaries owns, or has sufficient right to use, all Company Intellectual Property. Schedule 4.22(a) sets forth a correct and complete list of all letters patent, patent applications, utility models, utility model applications, design registrations and applications, material unregistered trademarks or service marks, trademark and service mark registrations and applications, copyright registrations and applications, and domain names, in all cases both domestic and foreign, included in the definition of Company Owned Company Intellectual Property. With respect to such registered Company Owned Company Intellectual Property or applications therefor, Schedule 4.22(a) sets forth a list of all jurisdictions in which such items are registered or applied for and all registration and application numbers. The Company or one of its Subsidiaries is the owner of record of any application, registration or grant for each item of Company Owned Company Intellectual Property listed in Schedule 4.22(a), and has properly executed and recorded all documents necessary to perfect its title to all such Company Owned Company Intellectual Property. The Company and its Subsidiaries have filed all documents and paid all fees required by any Governmental Authority to maintain in force and effect all material Company Owned Company Intellectual Property listed in Schedule 4.22(a) until the Closing.
(b)    Subject to the rights of third parties under the Contracts described in Section 4.13(a)(viii) and Section 4.13(a)(ix), all Intellectual Property listed in Section 4.22(a) is free and clear of all Liens other than Permitted Liens. The conduct of the business of the Company and its Subsidiaries as presently conducted and as conducted during the last twelve months and any of the products sold or services provided by the Company or its Subsidiaries in connection therewith does not violate or infringe the Intellectual Property rights of any other Person. To the knowledge of Seller, neither the conduct of any other Person’s business, nor the nature of any of the product it sells or services it provides, violates or infringes upon any Company Owned Company Intellectual Property. No other Person has within the last two years sent the Company or any of its Subsidiaries written notice claiming the right to use in connection with similar or closely related goods and in the same geographic area any mark which is identical or confusingly similar to any of the trademarks owned by the Company or one of its Subsidiaries.
(c)    (i) Other than office actions at the United States Patent and Trademark Office and foreign intellectual property offices, no Actions are pending, or to the knowledge of the Seller, threatened, against the Company or any of its Subsidiaries by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Company Owned Company Intellectual Property, and (ii) since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its subsidiaries has violated any rights relating to the Intellectual Property of any Person.
(d)    Any material Company Intellectual Property which has been created by an independent contractor or other third party for the Company or any Subsidiary, other than Intellectual Property owned by third parties and licensed to the Company or a Subsidiary, is the subject of a proper written assignment and/or work made for hire agreement prescribing that the Company or one of its Subsidiaries is the owner of such Company Intellectual Property. The Company and its Subsidiaries have written agreements with past and/or present employees requiring such employees to (i) assign all patents, inventions and other Intellectual Property rights to the Company or one of its Subsidiaries, as necessary to protect the Company’s and/or the Subsidiaries’ ownership interest in the Company Intellectual Property developed using the resources of or on the time of the Company and its Subsidiaries and (ii) to maintain the confidentiality of material, non-public information and trade secrets of the Company and its Subsidiaries.
(e)    Since January 1, 2011, no current or former employee of the Company or any of its Subsidiaries has given the Company or any of its Subsidiaries written notice claiming any right, title or interest in or to any Intellectual Property that was authored, developed or otherwise created for the Company or any of its Subsidiaries by any such employees within the scope of such employee’s employment or engagement with the Company or applicable Subsidiary of the Company.
(f)    To the knowledge of the Seller, neither the Company nor any of its Subsidiaries is making unauthorized use of any material confidential information or material trade secrets of any Person, including any former employer of any past or present personnel. To the knowledge of the Seller, since January 1, 2011 there has been no misappropriation of any material trade secrets or other material confidential or proprietary Company Owned Company Intellectual Property by any Person.
(g)    Except for Computer Software related to the services to be provided under the Transition Services Agreement, the Company and its Subsidiaries own, or have sufficient license to use, all computer software, including source code, operating systems, data, databases, files, documentation and other materials related thereto, that is used in or necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted (“Computer Software”).
(h)    The execution, delivery and performance of this Agreement by the Seller, and the consummation of the transactions contemplated hereby, will not impair in any material respect any right, or cause the Company or any of its Subsidiaries to be in violation or default in any material respect under any published policy, Contract or Law applicable to any private, personal or proprietary information acquired by the Company or any of its Subsidiaries or used by the Company or any of its Subsidiaries in the conduct of their business in substantially the manner and to the extent presently conducted or contemplated.
(i)    The Company and each of its Subsidiaries has taken commercially reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of its software, databases, systems, networks and internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties (“Unauthorized Use”) and complies in all material respects with its own policies, industry standard practices and any Laws with regard to the transmission and storage of such information. To the knowledge of the Seller, since January 1, 2011 the Company has not experienced any material Unauthorized Use of such information.
(j)    In the last three (3) years, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused any substantial disruption of or interruption in or to the use of Company Systems and/or the conduct of the business of the Company or its Subsidiaries. The Company and its Subsidiaries act in substantial compliance with their security, disaster recovery and business continuity plans and procedures and have taken commercially reasonable steps to test such plans and procedures on a periodic basis.
4.23    Environmental Matters. Except as set forth on Schedule 4.23, the Company and its Subsidiaries are and during the past five (5) years, have been in compliance in all material respects with all Environmental Laws. Except as set forth on Schedule 4.23, the Company and its Subsidiaries hold all material permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now and during the past five (5) years, have been operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Except as set forth on Schedule 4.23, there are no written claims or notices of violation pending or issued to or, to the knowledge of the Seller, threatened against, the Company or any of its Subsidiaries alleging material violations of or liability under any Environmental Law. No Hazardous Materials have been used, generated, stored or disposed of by the Company, any of its Subsidiaries or the Seller at or from any Leased Real Property or former properties owned, leased or operated by the Company or any of its Subsidiaries (“Former Properties”), in each case which has created or reasonably would be expected to create an obligation or liability of the Company or any Subsidiary under Environmental Laws. There has been no release in connection with the operation of the Company’s or its Subsidiaries’ businesses of Hazardous Materials at or from the Leased Real Property or the Former Properties. To the knowledge of the Seller, none of the Company or any of its Subsidiaries has transported Hazardous Materials or arranged for the transportation of Hazardous Materials to any site that is the subject of federal, state or local enforcement actions, or other governmental or private investigations. To knowledge of the Seller, there are no asbestos containing building materials, lead based pain or capacitates, transformers or other equipment or fixtures containing regulated levels of PCBs, located on the Leased Real Property which has created or reasonably would be expected to create an obligation or liability under applicable Environmental Laws. The Seller has made available to Buyer all environmental reports, audits, assessments or studies conducted by or on behalf of the Seller, the Company or any of its Subsidiaries (in each case, that are in the possession or control of the Seller, the Company or any of its Subsidiaries) with respect to (a) the operation of the Company’s business at any of the Leased Real Property or Former Properties and (b) any Leased Real Property or Former Real Property; and such reports, audits, assessments and studies are listed in Schedule 4.23. This Section 4.23 provides the sole and exclusive representations and warranties of the Seller in respect of environmental matters, including any and all matters arising under Environmental Law.
4.24    Absence of Changes.
(a)    Except as set forth on Schedule 4.24, since the Annual Financial Statement Date, no change, effect, event, condition, development, factor, circumstance, occurrence or state of facts has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
(b)    Except as set forth on Schedule 4.24, (i) from December 31, 2012 to the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, and (ii) from June 30, 2013 to the date of this Agreement, the Company and its Subsidiaries have not taken any action or failed to take any action that would have resulted in a breach of Sections 6.1(a) (ii), (v), (vii), (x), (xi), (xii), (xiv), or (xvi) had such sections been in effect since such date.
4.25    Affiliate Matters.
(a)    Except (i) as set forth on Schedule 4.25 and (ii) Contracts relating to labor and employment matters set forth on Schedule 4.14 and Schedule 4.15 and (iii) Contracts between or among the Company, its Subsidiaries and the Partnerships, none of the Company or any of its Subsidiaries is party to any material Contract with any (A) present or former officer or director of the Company or any of its Subsidiaries or (B) the Seller or any other Affiliate of the Company (other than the Company and its Subsidiaries).
(b)    No director or officer of the Company or any of its Subsidiaries, or any immediate family member or Affiliate thereof owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which is used or held for use by the Company or any of its Subsidiaries.
4.26    Insurance. Schedule 4.26 lists all insurance policies covering the material properties, assets, employees and operations of the Company and its Subsidiaries (including policies providing property, casualty, liability, and workers’ compensation coverage), whether maintained by the Seller or its Affiliates or the Company or its Subsidiaries. All premiums due and payable in respect of such policies have been paid, and no written notice of default, cancellation or termination of any such policy has been received by the Seller, the Company or any of its Subsidiaries.
4.27    Product Warranties; Product Liability; Recalls. (a) There have been no material warranty occurrences nor any material unreimbursed repair and replacement occurrences affecting the Company or any of its Subsidiaries at any time during the past three years, and (b) during the past two years, none of the Company or any of its Subsidiaries has received any written, or to the knowledge of the Seller, oral, notice relating to nor are there any facts or circumstances which could in the future reasonably be expected to give rise to any material Action or notice of violation relating to or involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed, shipped or sold by or on behalf of the Company or any of its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, performance, any alleged hazard or impurity, or any alleged failure to warn, or from any alleged breach of warranties or representations, or any alleged material noncompliance with any applicable Laws, requirements, and specifications, other than claims or notices. There is no material pending or, to the knowledge of the Seller, threatened, recall or investigation of or other Action with respect to any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any of its Subsidiaries.
4.28    Customers and Suppliers. (a) (i) Schedule 4.28(a) sets forth a list of the ten largest customers for each of the “Device Services,” “Device Sales,” and “IT Solutions” divisions (for each division, based on the dollar amount of revenue) of the Company and its Subsidiaries for the fiscal year most recently completed prior to the date hereof (collectively, the “Key Customers”). (ii) Since January 1, 2013, none of the Key Customers has terminated, not renewed, or reduced materially, or to the knowledge of the Seller has threatened in writing to terminate, not renew or reduce materially, its business with the Company or any of its Subsidiaries
(a)    (i) Schedule 4.28(b) sets forth a list of the ten largest suppliers (based on the dollar amount of total purchases) of the Company and its Subsidiaries for the fiscal year most recently completed prior to the date hereof (collectively, the “Key Suppliers”). (ii) Since January 1, 2013, none of the Key Suppliers has terminated or not renewed its business with the Company or its Subsidiaries or reduced materially its supply of materials, products, components or services to the Company or its Subsidiaries, or to the knowledge of the Seller, has threatened in writing to do so.
4.29    Bank Accounts. Schedule 4.29 sets forth a list of the names and locations of all banks, trust companies, savings institutions, brokerage firms, mutual funds and other financial institutions at which the Company or any of its Subsidiaries maintains an account, safe deposit box or lock box, and such list correctly specifies for each account the type of account (e.g., checking account, payroll, etc.) and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto. None of such accounts is a cash collateral account.
4.30    No Additional Representations or Warranties. Except as provided in this ARTICLE IV or any certificate delivered by the Seller pursuant to this Agreement, neither the Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making any representation or warranty whatsoever to Buyer or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any such information provided to Buyer or its Affiliates.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller as of the date of this Agreement as follows:
5.1    Corporate Organization. Buyer has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copy of the certificate of formation of Buyer, certified by the Secretary of the State of Delaware previously delivered by Buyer to the Seller, is true and complete. Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Buyer.
5.2    Due Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transition Services Agreement and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the sole member of Buyer, and no other limited liability company proceeding on the part of Buyer is necessary to authorize this Agreement or the Transition Services Agreement. This Agreement and the Transition Services Agreement each have been duly and validly executed and delivered by Buyer and (assuming this Agreement and the Transition Services Agreement each constitutes a legal, valid and binding obligation of the Seller) this Agreement and the Transition Services Agreement each constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, subject to the Remedies Exception.
5.3    No Conflict. The execution and delivery of this Agreement and the Transition Services Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of, or result in the breach of any applicable Law to which Buyer is subject or by which any property or asset of Buyer is bound, (b) conflict with the organizational documents of Buyer, or (c) violate any provision of or result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, any material Contract to which Buyer is a party or by which Buyer may be bound, or terminate or result in the termination of any such Contract, or result in the creation of any Lien upon any of the properties or assets of Buyer or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien.
5.4    Litigation and Proceedings. There are no Actions, or, to the knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, against Buyer which, if determined adversely, could reasonably be expected to have a Material Adverse Effect on Buyer.
5.5    Governmental Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement and the Transition Services Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer with respect to Buyer’s execution or delivery of this Agreement or the Transition Services Agreement or the consummation of the transactions contemplated hereby and thereby, except for (a) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, and (b) any foreign Law similar to the HSR Act.
5.6    Financial Ability.
(a)    As of the date of this Agreement, Buyer has received an executed equity commitment letter dated the date hereof (the “Equity Commitment Letter”) from Altaris Health Partners II, L.P. and Altaris Health Partners III, L.P. to provide equity financing in an aggregate amount of $85,000,000, subject to the terms and conditions set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”), which Equity Commitment Letter provides that the Company is a third party beneficiary thereto. A true and complete copy of the Equity Commitment Letter as in effect on the date hereof has been previously provided to the Seller. Buyer has fully paid any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date hereof and will pay all additional fees as they become due. As of the date hereof, the Equity Commitment Letter is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each other party thereto and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Buyer. The aggregate proceeds contemplated by the Equity Commitment Letter, together with available cash of Buyer and of the Company and its Subsidiaries at Closing, will be sufficient for Buyer to complete the transactions contemplated by this Agreement, and to satisfy all of the obligations of Buyer under this Agreement, including (x) paying the Purchase Price at Closing, (y) effecting the repayment of all Funded Debt as of the Closing Date and (z) paying all related fees and expenses (collectively, the “Financing Purposes”). No Contract between either Guarantor, on the one hand, and Buyer or any of its Affiliates, on the other hand, contains any conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing or any provisions that could reduce the aggregate amount of the Equity Financing set forth in the Equity Commitment Letter or the aggregate proceeds contemplated by the Equity Commitment Letter. As of the date hereof, Buyer has no reason to believe that any of the conditions to the Equity Financing would not reasonably be expected to be satisfied on a timely basis or that the Equity Financing would not reasonably be expected to be available to Buyer on the date on which the Closing should occur pursuant to Section 3.1.
(b)    Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Guarantors, subject to the Remedies Exception. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Limited Guaranty.
5.7    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.
5.8    Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Seller contained in this Agreement are true and correct in all material respects and assuming that, immediately prior to the Closing, the fair value of the assets of the Company and its Subsidiaries will not be less than the sum of its debts, and after giving effect to the transactions contemplated hereby, at and immediately after the Closing, each of Buyer and the Company and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
5.9    No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Buyer acknowledges and agrees that neither the Seller nor any of its Affiliates, nor any of its or their respective agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and Buyer has not relied on any representation, warranty or statement of any kind by the Seller, the Company, the Subsidiaries, the Partnerships or any of their respective Affiliates or any of their respective agents or representatives), beyond those expressly given in ARTICLE IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, the Partnerships or any of their respective Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Seller, except as expressly set forth in this Agreement, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company, the Partnerships and their respective Subsidiaries are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
5.10    Acquisition of Interests for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated hereby. Buyer confirms that the Seller has made available to Buyer and Buyer’s agents and representatives the opportunity to ask questions of the officers and management employees of the Company, the Partnerships and their respective Subsidiaries as well as access to the documents, information and records of the Company, the Partnerships and their respective Subsidiaries and to acquire additional information about the business and financial condition of the Company, the Partnerships and their respective Subsidiaries, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the Company, the Partnerships and their respective Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof in violation of applicable federal or state securities Laws, or with any present intention of distributing or selling the Shares in violation of applicable federal or state securities Laws. Buyer understands and agrees that Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
ARTICLE VI.
COVENANTS OF THE SELLER
6.1    Conduct of Business.
(a)    From the date of this Agreement through the Closing, the Seller shall, and shall cause the Company, the Partnerships and their respective Subsidiaries to, except as set forth on Schedule 6.1, required by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use reasonable best efforts to operate the business of the Company, the Partnerships and their respective Subsidiaries in the ordinary course and substantially in accordance with past practice, (ii) use commercially reasonable efforts to (A) keep available the services of the current officers and key employees of the Company and its Subsidiaries, (B) preserve the goodwill of those having business relationships with the Company, the Partnerships and their respective Subsidiaries in the ordinary course of business consistent with past practice, and (C) maintain the books, accounts, and records of the Company, the Partnerships and their respective Subsidiaries in the ordinary course of business. Without limiting the generality of the foregoing, except as (w) would constitute a violation of applicable Law, (x) as set forth on Schedule 6.1, (y) as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (z) as otherwise explicitly contemplated by this Agreement, the Seller shall cause the Company, the Partnerships and their respective Subsidiaries not to:
(i)    (1) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company, the Partnerships or any of their respective Subsidiaries, except as required by concurrent changes in Law; or (2) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Capital Stock of the Company, the Partnerships or any of their respective Subsidiaries, in each case other than in connection with any ordinary course addition or withdrawal of any partner in any Partnership;
(ii)    make or declare any dividend or distribution, other than making (A) any dividend or distribution (1) of cash of any Partnership or Subsidiary thereof, or any cash of the Company or any of its Subsidiaries held on behalf or for the benefit of any Partnership or Subsidiary thereof, in each case that is in the ordinary course of business consistent with past practice, or (2) subject to compliance with the activities described in Schedule 2.3, of cash of the Company or any of its Subsidiaries or (B) the Interim Distribution;
(iii)    split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire any outstanding Capital Stock of the Company, the Partnerships or any of their respective Subsidiaries, in each case other than in connection with any ordinary course addition or withdrawal of any partner in any Partnership;
(iv)    except in the ordinary course of business, (A) enter into any new Contract that, if entered into prior to the date of this Agreement, would be a Material Contract or (B) modify, amend, terminate or renew any Material Contract;
(v)    sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except for sales of inventory in the ordinary course of business;
(vi)    except as otherwise required by applicable Law, existing Company Benefit Plans or Contracts listed on Schedule 4.15, (A) take any action with respect to the grant of any severance or termination pay (other than pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the date of this Agreement and listed on Schedule 4.14) which will become due and payable after the Closing Date; (B) make any material change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers but excluding terminations for cause; (C) adopt, enter into or amend any Company Benefit Plan, other than as set forth in this Section 6.1(a)(vi) or for group employee benefit plans or individual employment or consulting agreements for non-officer employees in the ordinary course of business consistent with past practice, or increase the compensation of any of its directors, employees or officers; (D) enter into any labor or collective bargaining agreement; (E) hire any employee for or on behalf of the Company or any of its Subsidiaries except non-management level employees hired “at will” in the ordinary course of business;
(vii)    acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(viii)    make any material loans or advances of money to any Person (other than the Subsidiaries), except for advances to employees or officers of the Company or its Subsidiaries for expenses incurred in the ordinary course of business (and excluding extensions of credit to customers in the ordinary course of business);
(ix)    (A) incur any additional Funded Debt, except in the ordinary course of business under the current terms of the Contracts for Funded Debt disclosed in Schedule 4.13(a) or (B) issue any debt securities or assume, guarantee or endorse the obligations of any other Person;
(x)    (A) except as contemplated by this Agreement, make or change any Tax election, or settle any dispute or claim with respect to Income Taxes, in each case, if such action is reasonably expected to materially adversely affect Buyer or the Company, the Partnerships or any of their respective Subsidiaries with respect to a Post-Closing Tax Period or (B) except as required by GAAP, change any accounting principles, methods or practices;
(xi)    adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xii)    accelerate in any material respect the delivery or sale of products or services or the incurrence of capital expenditures, except in the ordinary course of business;
(xiii)    make any material change in accounting methods, principles or practices, other than as required by GAAP or applicable Law;
(xiv)    fail to make any capital expenditures that are budgeted in the most recent capital budget for the Company or any of their respective Subsidiaries; provided, however, this clause (xiv) shall not apply to the Partnerships or any of their respective Subsidiaries;
(xv)    settle any Actions (A) that would result in recourse against the Company, the Partnerships or any of their respective Subsidiaries other than the payment of monetary damages or (B) for an amount which, in the aggregate, is in excess of $250,000, other than in the ordinary course of business;
(xvi)    waive any right of substantial value owned by the Company, the Partnerships or any of their respective Subsidiaries or cancel any material debt or claim owned by the Company, the Partnerships or any of their respective Subsidiaries, other than in the ordinary course of business; or
(xvii)    enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.
(b)    Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company, the Partnerships or any of their respective Subsidiaries prior to the Closing. Prior to the Closing, the Seller shall exercise, subject to compliance with the other terms and conditions of this Agreement, complete control and supervision over the business of the Company, the Partnerships and their respective Subsidiaries and Buyer shall exercise, subject to compliance with the other terms and conditions of this Agreement, complete control and supervision over its business.
6.2    Inspection. Except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Seller shall cause the Company, the Partnerships and their respective Subsidiaries to afford to Buyer and its Representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Company, the Partnerships or their respective Subsidiaries, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company, the Partnerships and their respective Subsidiaries, and to furnish such Representatives with financial and operating data and other information concerning the affairs of the Company, the Partnerships and their respective Subsidiaries as such Representatives may reasonably request; provided, that such investigation shall only be upon reasonable notice and Buyer shall reimburse the Company, the Partnerships or any of their respective Subsidiaries for any reasonable out of pocket costs or expenses incurred in connection therewith; provided, further, that Buyer and its Representatives shall not be permitted to perform any invasive or destructive environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All information obtained by Buyer and its Representatives shall be subject to the Confidentiality Agreement. The Seller shall deliver to Buyer no later than three (3) Business Days after the date hereof a Digital Versatile Disc (DVD) on which the Seller has recorded a true and complete electronic copy of the Data Room.
6.3    HSR Act and Foreign Antitrust Approvals.
(a)    In connection with the transactions contemplated by this Agreement, the Seller shall (and, to the extent required, shall cause its Affiliates to) (i) to the extent Buyer identifies for the Seller any applicable filing requirement, comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign Law. The Seller shall use commercially reasonable efforts to substantially comply with any Antitrust Information or Document Requests.
(b)    The Seller shall exercise commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.
(c)    The Seller shall cooperate in good faith with the Antitrust Authorities and use commercially reasonable efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to remove the actual commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the transactions contemplated hereby the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
(d)    The Seller shall, to the extent permitted by applicable Law, promptly furnish to Buyer copies of any material written notices or communications received by the Seller or any of its Affiliates from any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Seller shall, to the extent permitted by applicable Law, use commercially reasonable efforts to permit counsel to Buyer an opportunity to review in advance, and the Seller shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Seller and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. The Seller agrees to provide Buyer and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Seller and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
6.4    Termination and Assignment of Certain Agreements; Elimination of Intercompany Payables and Receivables; Assignment of Certain Obligations.
(a)    Prior to the Closing, (i) the Seller shall have taken all actions necessary to terminate, and shall cause to be terminated, with no further obligation or liability on the part of the Company, the Partnerships or any of their respective Subsidiaries, each Contract listed on Schedule 4.25 other than those set forth on Schedule 6.4 and (ii) shall cause the Company to assign to the Seller or one of its Affiliates (other than the Company, the Partnerships or any of their respective Subsidiaries) the Secured Promissory Note, Guaranty and Security Agreement, dated August 9, 2013, by and among Metamark Genetics, Inc., HealthTronics Laboratory Solutions, Inc., HealthTronics Laboratory Solutions, LLC and the Company.
(b)    The Seller and Buyer acknowledge and agree that, immediately prior to the Closing (excluding amounts payable or receivable under this Agreement or the Transition Services Agreement), there will not be any, (i) amounts payable from the Company, the Partnerships or any of their respective Subsidiaries to the Seller or any of its Subsidiaries, or vice versa or (ii) amounts receivable by the Company, the Partnerships or any of their respective Subsidiaries from the Seller or any of its Subsidiaries, or vice versa. To the extent any such payables or receivables (excluding payables or receivables under this Agreement or the Transition Services Agreement) would exist immediately prior to the Closing, the Seller shall, and shall cause its Subsidiaries to, execute and deliver such documents as are necessary or desirable to eliminate such payables or receivables with no further liabilities or obligations of any party thereto with respect thereto.
(c)    At or prior to the Closing, the Seller shall cause the Company and its Subsidiaries to assign to the Seller, and the Seller shall assume, all of the Company’s and its Subsidiaries’ rights and obligations with respect to the Trellis Indemnification Matter.
(d)    The Seller shall, and shall cause the Company to, use commercially reasonable efforts to cause the iGrok Agreement to be amended to remove Endo Pharmaceuticals as a party to the iGrok Agreement.
(e)    The Seller shall deliver to Buyer evidence of the satisfaction of the foregoing covenants reasonably satisfactory to Buyer at or prior to the Closing.
6.5    Non-Compete; Non-Solicit; Non-Hire.
(a)    During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Covenant Period”), the Seller shall not, and shall not permit its Affiliates to, either alone or in conjunction with any other Person (including any Affiliate), directly or indirectly, including as a member, agent, shareholder or investor of any Person or in any other capacity, acquire, finance, own any debt or equity interest in, manage, control, participate in, operate or in any manner engage in a Competing Business Activity; provided, however, that nothing in this Section shall preclude the Seller from owning not more than 5% of the outstanding Capital Stock of any Person if such Capital Stock is listed on a national securities exchange; provided, further, that the restriction contained in this Section 6.5(a) shall not restrict the Seller or any of its Affiliates from acquiring in a single transaction or a series of related transactions any one or more Persons and/or businesses (taken together, the “Acquired Business”) that are engaged in a Competing Business Activity (the business and operations of such Acquired Business that are so engaged in any Competing Business Activity, the “Acquired Competing Business”), if:
(1)    at the time of such acquisition, the gross revenues of such Acquired Business (or generated from such Acquired Business’s acquired assets) from Competing Business Activities in the last twelve (12) full months prior to such acquisition are less than (A) U.S. $20,000,000 and (B) ten percent (10%) of the total gross revenues of the Acquired Business during such period; provided, that if after such acquisition, the gross revenues of such Acquired Business (or generated from such Acquired Business’s acquired assets) from Competing Business Activities in any twelve (12)-month period exceed either (1) U.S. $20,000,000 or (B) ten percent (10%) of the total gross revenues of the Acquired Business, then the Seller will, and will cause its Affiliates to, or will cause such Acquired Business to, as applicable, divest itself or themselves of the portion of the assets and operations of such Acquired Business that constitute such Competing Business Activity, which divestiture shall occur no later than twelve (12) months following the time at which such revenue threshold was surpassed and shall be made to a Person that is not the Seller or any of its Affiliates; or
(2)    at the time of such acquisition, the gross revenues of such Acquired Business (or generated from such Acquired Business’s acquired assets) from Competing Business Activities in the last twelve (12) full months prior to such acquisition are greater than (A) U.S. $20,000,000 or (B) ten percent (10%) of the total gross revenues of the Acquired Business during such period (provided in any event, that the gross revenues from the Competing Business Activities are less than fifty percent (50%) of the total gross revenues of the Acquired Business during such period); provided, that the Seller will, and will cause its Affiliates to, or will cause such Acquired Business to, as applicable, divest itself or themselves of the portion of the assets and operations of such Acquired Business that constitute such Competing Business Activity, which divestiture shall occur no later than twelve (12) months following the date of such acquisition.
The geographic territory to which this Section 6.5(a) extends is any country in which the Company, the Partnerships or any of their respective Subsidiaries has conducted business within the year immediately preceding the Closing.
(b)    The Seller hereby covenants and agrees that during the period beginning on the Closing Date and ending on the date that is two (2) years after the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries (each such Person, a “Protected Person”) to leave the employ of such Person; provided that the Seller and its Affiliates shall not be prohibited from making general employment solicitations (such as through advertisements in publicly available media or through a bona fide search firm) so long as such advertisements or searches are not specifically targeted at Protected Persons, or (ii) hire any Protected Person within six (6) months following the date of termination of such Person’s employment with the Company or any of its Subsidiaries; provided, that the Seller and its Affiliates shall not be prohibited from soliciting or hiring any such Protected Person whose employment is terminated by the Company or any of its Subsidiaries after the Closing, provided that such solicitation or hiring with respect to any employee terminated for cause occurs no less than three (3) months following the date of such termination by the Company or any of its Subsidiaries of such Person’s employment with the Company or any of its Subsidiaries. As used in the foregoing sentence, “cause” means (regardless of whether the Company or its Subsidiaries were entitled to (or did) terminate an employee for cause under the applicable terms of any employment or other arrangement with the Company or any of its Subsidiaries), in the good faith determination of the Company or the applicable Subsidiary, that the employee (A) committed a felony, or engaged in any act of theft, embezzlement, dishonesty or misappropriation of property with respect to the Company, the Partnerships or their respective Subsidiaries, (B) reported to work under the influence of alcohol or illegal drugs, or engaged in repeated conduct causing disgrace, disrepute or economic harm to the Company or the Partnerships or their respective Subsidiaries, (C) failed in any material respect to perform duties as reasonably directed by the employee’s superior or by the applicable governing body of the Company, the Partnerships or their respective Subsidiaries, (D) was grossly negligent or engaged in willful misconduct or a breach of fiduciary duty with respect to the Company or the Partnerships or their respective Subsidiaries, or (E) violated any material policies of the Company or the Partnerships or their respective Subsidiaries).
(c)    If any provision contained in this Section 6.5 will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 6.5, but this Section 6.5 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 6.5 is held to cover a geographic area or to be of a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect. Instead, the parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 6.5 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such Law. In the event that the Seller is found to have breached any covenant in this Section 6.5, the time period provided for in such covenant shall be tolled (i.e. it shall not run) for so long as the Seller or any Affiliate thereof was in violation of that covenant. In furtherance of the foregoing, the parties intend that the covenants of this Section 6.5 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, commonwealth, territory or jurisdiction of each county or province within the Restricted Territory and one for each month of the Restricted Covenant Period.
6.6    No Solicitation. From the date hereof through the Closing, the Seller will not, nor will the Seller authorize or permit the Company or any Affiliate of the Seller or the Company or any Representatives of the Seller, the Company or any of their respective Affiliates, to (a) directly or indirectly, solicit, initiate, encourage or participate in any way (including by way of furnishing information) in any discussion or negotiations with any Person or other entity or group (other than Buyer or an Affiliate of Buyer) concerning any merger, consolidation, sale of assets (except for sales of inventory in the ordinary course of business), sale of Capital Stock or similar transactions relating to the Company, the Partnerships or any of their respective Subsidiaries (each, an “Acquisition Proposal”; provided, however, the term “Acquisition Proposal” shall not include any such transaction with respect to an ordinary course addition or withdrawal of any partner in any Partnership), (b) disclose, directly or indirectly, to any Person considering an Acquisition Proposal any information concerning the Company, the Partnerships or any of their respective Subsidiaries, or (c) enter into any understanding, agreement or commitment with any third party concerning any Acquisition Proposal.
6.7    Management Reports. The Seller will furnish Buyer with management reports with respect to the financial condition and performance of the Company, the Consolidated Partnerships and their respective Subsidiaries of the type and in the form and format customarily provided to the Seller by management of the Company for each full calendar month ended after the date of this Agreement and prior to the Closing Date promptly upon receiving such report from the Company. No representations or warranties are or will be made hereby with respect to any such reports delivered pursuant to this Section 6.7.
6.8    Release. Effective at the time of the Closing, the Seller hereby, without any further action, releases and forever discharges the Company, the Partnerships and their respective Subsidiaries and their respective officers, directors and employees (other than Buyer and its officers, directors and employees), from any and all Liabilities, Actions, Contracts, Liens and demands of any kind or nature relating to the Shares, the Company, the Partnerships, their respective Subsidiaries or their respective predecessors in interest or any of their respective business or assets (other than any agreements and arrangements entered into between the Company, the Partnerships or any of their respective Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Company, the Partnerships or their respective Subsidiaries), on the other hand, after the Closing or that are set forth on Schedule 6.4), which the Seller may have or may have had, known or unknown, from the beginning of the world through and including the Closing Date, against the Company, the Partnerships or any of their respective Subsidiaries or any of their respective officers, directors or employees (other than Buyer and its officers, directors or employees). Notwithstanding the foregoing, nothing contained in this Section 6.8 shall constitute a release by the Seller for, or shall be deemed to affect, claims against or obligations of Buyer pursuant to this Agreement or the Transition Services Agreement or any other agreement or arrangement entered into after the Closing Date.
6.9    Notification. Prior the Closing, the Seller shall deliver to Buyer a written notice, as promptly as reasonably practicable upon becoming aware of any matter that will or would reasonably be expected to result in the condition set forth in Section 9.2(a) becoming incapable of being satisfied; provided, however, that the delivery of such notice shall not affect the determination of the satisfaction of the conditions set forth in Section 9.2 or any rights of the Buyer Indemnified Parties to indemnification pursuant to ARTICLE XI.
6.10    Return or Destruction of Confidential Information. The Seller agrees to cause the Company to send letters to all prospective purchasers (other than Buyer and its Affiliates) as soon as reasonably practicable following the execution of this Agreement which letters shall instruct such prospective purchasers to return or destroy all confidential information of the Company and its Subsidiaries previously distributed to or otherwise made available to them in connection with the possible sale of, or investment in, the Company, and to deliver to the Company a certificate to such effect, in each case to the extent any such prospective purchaser is required to take such action under the applicable confidentiality agreement between such prospective purchaser and the Seller or one of its Subsidiaries. The Company shall provide such certificates to Buyer.
6.11    Resignations. Prior to the Closing, the Seller shall use commercially reasonable efforts to obtain the written resignations, effective as of the Closing, of each of the directors of the Company (except to the extent otherwise requested by Buyer in writing).
6.12    Cooperation with Financing. Prior to the Closing, the Seller shall use commercially reasonable efforts, at Buyer’s sole expense, to cooperate with Buyer as necessary in connection with the arrangement of the Debt Financing as may be customary and reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Seller, the Partnerships or any of their respective Subsidiaries), including using commercially reasonable efforts to (i) participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, (ii) furnish Buyer and its debt financing sources with financial and other pertinent information regarding the Company, the Partnerships and their respective Subsidiaries as shall exist and be reasonably requested by Buyer; provided, that, for the avoidance of doubt, the Seller shall not be required to provide, and Buyer shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to all or any component of the Financing, (D) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, (iii) assist Buyer and its debt financing sources in the preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) cooperate with the marketing efforts of Buyer and its financing sources for any portion of the Debt Financing, (v) cooperate with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (vi) assist Buyer in obtaining surveys and title insurance as reasonably requested by Buyer, (vii) prior to the Closing Date, provide all documentation and other information about the Company, the Partnerships and each of their respective Subsidiaries as is reasonably requested in writing by Buyer’s financing sources at least five days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case to the extent reasonably requested by Buyer’s financing sources, (viii) use commercially reasonable efforts to obtain customary payoff letters, Lien terminations, title transfers and instruments of discharge or transfer relating to any collateral to be delivered at the Closing Date; and (ix) cause the Company or its Subsidiaries to execute and deliver at the Closing one or more credit or other agreements on terms reasonably satisfactory to Buyer in connection with the Debt Financing as well as any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Buyer (including a customary certificate of the chief financial officer or similar officer of the Company with respect to solvency matters of the Company and its Subsidiaries on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral, provided, in each case, that (A) none of the Seller, the Partnerships or any of their respective Subsidiaries shall be required to incur any liability in connection with the Financing; provided, further, that the Company, the Partnerships and their respective Subsidiaries may incur such liability after the Closing, (B) neither (i) the directors, managers or general partners of the Seller, the Partnerships or (other than the Company or its Subsidiaries at or after the Closing) any of their respective Subsidiaries nor (ii) the pre-Closing Board of Directors of the Company and the directors, managers and general partners of any of the Company’s Subsidiaries or the Partnerships or any of their respective Subsidiaries shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (C) none of the Seller, the Partnerships or any of their respective Subsidiaries (other than the Company and its Subsidiaries at or after the Closing) shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing; (D) except as expressly provided above, neither Seller, the Partnerships or any of their respective Subsidiaries shall be required to take any corporate actions prior to the Closing to permit the consummation of the Financing; provided, further, that the Company, the Partnerships and their respective Subsidiaries may take such action after the Closing, and (E) Buyer shall indemnify, defend and hold harmless the Seller, the Partnerships and their respective Subsidiaries, and their respective pre-Closing directors, managers, general partners, officers and representatives, from and against any and all Damages incurred in connection with the Financing. Except for the representations and warranties of the Seller set forth in Article IV of this Agreement or in any certificate delivered pursuant to Section 9.2(d), the Seller shall not have any liability to Buyer in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.12. Buyer shall promptly reimburse the Seller and its Subsidiaries for all reasonable, documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by any of them in connection with such cooperation; provided, that any such reimbursement after the Closing shall be paid to the Seller or its designee.
ARTICLE VII.
COVENANTS OF BUYER
7.1    HSR Act and Foreign Antitrust Approvals.
(a)    In connection with the transactions contemplated by this Agreement, Buyer shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Buyer shall use commercially reasonable efforts to substantially comply with any Antitrust Information or Document Requests.
(b)    Buyer shall exercise commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.
(c)    Buyer shall cooperate in good faith with the Antitrust Authorities and use commercially reasonable efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to remove any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the transactions contemplated hereby the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement, provided, however, that nothing contained in this Section 7.1 or elsewhere shall require Buyer or any of its Affiliates to (i) agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could limit its freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets, or (ii) litigate, pursue or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violative of any antitrust Law.
(d)    Buyer shall, to the extent permitted by applicable Law, promptly furnish to the Seller copies of any material written notices or communications received by Buyer or any of its Affiliates from any Governmental Authority with respect to the transactions contemplated by this Agreement, and Buyer shall, to the extent permitted by applicable Law, use commercially reasonable efforts to permit counsel to the Seller an opportunity to review in advance, and Buyer shall consider in good faith the views of such counsel in connection with, any proposed written communications by Buyer and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Buyer agrees to provide the Seller and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Buyer and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(e)    Buyer shall be solely responsible for and pay all statutory filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.
7.2    Indemnification and Insurance.
(e)    Buyer shall cause the Company and its Subsidiaries (except that Buyer shall use commercially reasonable efforts to cause the Partnerships and their Subsidiaries) (i) to maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation and bylaws (or similar organizational documents) concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation and bylaws (or similar organizational documents) of the Company or such Subsidiary, as applicable, in each case as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(f)    The Seller shall cause coverage to be extended under the current directors’ and officers’ liability insurance of the Company by obtaining at or prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Closing, and the cost of such tail policy, if not paid in full by the Company prior to the Closing, shall be a “Company Expense” for all purposes hereunder; provided, however, in no event shall the Seller be required to expend in the aggregate an amount in excess of 100% of the annual aggregate premiums paid by the Seller, the Company and its Subsidiaries for such insurance. Such tail coverage will only cover majority-owned Subsidiaries of the Company that meet the definition of subsidiary in the applicable policy (which, for the avoidance of doubt, excludes any Persons in which the Company holds less than a 50% economic interest).
(g)    The rights with respect to insurance provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to insurance under this Section 7.2 (an “Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy.
7.3    Employee Matters. No later than March 15, 2014, Buyer shall cause the full amount (subject to applicable withholding taxes) of the 2013 Bonus Compensation (to the extent included in the Company Expenses) to be paid to the employees of the Company and its Subsidiaries in cash as bonus compensation for services provided to the Company and its Subsidiaries during the year ended December 31, 2013, which shall further be paid to individual employees and in the amounts specified in a schedule reasonably acceptable to Buyer and provided by the Seller to Buyer no later than three (3) Business Days prior to the Closing Date. In the event Buyer does not pay the full amount (subject to applicable withholding taxes) of the 2013 Bonus Compensation (to the extent included in the Company Expenses) in accordance with the immediately preceding sentence, Buyer shall promptly pay to the Seller the excess of the 2013 Bonus Compensation (to the extent included in the Company Expenses) over the aggregate amount paid by Buyer (or withheld in respect of applicable withholding taxes) in accordance with the immediately preceding sentence.
7.4    Retention of Books and Records.
(d)    Buyer shall cause the Company and its Subsidiaries to use commercially reasonable efforts to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company, the Partnerships and their respective Subsidiaries in existence at the Closing that are required to be retained under current retention policies (the “Books and Records”) for a period of seven (7) years from the Closing Date (and, with respect to Books and Records relating to Taxes, until the expiration of the applicable limitation period (taking into account any extension thereof of which Buyer has received notice)) or such longer time as may be required by Law, and to not destroy or dispose of any such Books and Records during such time period. If thereafter Buyer proposes to destroy or dispose of any Books and Records, Buyer shall offer first in writing at least ninety (90) days prior to such proposed destruction or disposition to surrender all or any portion of such Business Records to the Seller upon the Seller’s request. The Seller and its Affiliates may, subject to compliance with Section 8.7(a), retain a copy of any or all of the Business Records and any other materials included in any electronic data room or that are otherwise in the possession or under the control of the Seller or any of its Affiliates relating to the conduct of the business of the Company, the Partnerships and their respective Subsidiaries on or before the Closing Date.
(e)    From and after the Closing, Buyer shall, and shall cause its Subsidiaries to (i) give the Seller and its Representatives reasonable access to the Business Records and the offices and properties of Buyer, the Partnerships and their respective Subsidiaries, relating to the business and operations of the Company, the Partnerships and their respective Subsidiaries on or before the Closing Date, (ii) furnish to the Seller and its Representatives such financial and operating data and other information (in each case, only to the extent already available or prepared, it being understood that no such information shall be required to be separately prepared for Seller or delivered or made available in a medium not already in use with respect to such information) relating to the business and the operations of the Company, the Partnerships and their respective Subsidiaries on or before the Closing Date, and (iii) cause the employees, counsel and financial advisors of Buyer and its Subsidiaries to cooperate with the Seller and its Representatives, in each case, to the extent reasonably requested by the Seller in connection with accounting, financial reporting, Tax and other similar needs. Any such access shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Person granting such access. Notwithstanding the foregoing, Buyer may withhold such access, as and to the extent necessary to avoid contravention or waiver, any document or information the disclosure of which could reasonably be expect to violate any Contract or any Law or could result in the waiver of any legal privilege or work-product privilege; provided that to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result of the waiver of any such privilege, Buyer shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 7.4(b) shall limit in any respect any rights the Seller may have with respect to discovery or the production of documents or other information in connection with any litigation; provided, further, that Buyer shall not be required to comply with any provision of this Section 7.4(b) in connection with or to the extent related to or involving any claim for indemnification made hereunder except as otherwise required under Article XI or the applicable rules of discovery by a court of competent jurisdiction.
7.5    Contact with Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its representatives not to, contact or communicate with the customers, suppliers, distributors or licensors of the Company or the Company’s Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of the Seller, such consent not to be unreasonably delayed, withheld or conditioned.
7.6    Notification. Prior the Closing, Buyer shall deliver to the Seller a written notice, as promptly as reasonably practicable upon becoming aware of any matter that will or would reasonably be expected to result in the condition set forth in Section 9.3(a) becoming incapable of being satisfied; provided, however, that the delivery of such notice shall not affect the determination of the satisfaction of the conditions set forth in Section 9.3 or any rights of the Seller Indemnified Parties to indemnification pursuant to ARTICLE XI.
7.7    Financing. Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using reasonable best efforts to, as promptly as possible, (i) satisfy, or cause to be satisfied, on a timely basis all conditions to Buyer obtaining the Equity Financing set forth therein, and (ii) consummate the Equity Financing at or prior to Closing. Buyer shall give the Seller prompt written notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by any party to the Equity Commitment Letter of which Buyer becomes aware, (B) if and when Buyer becomes aware that any portion of the Equity Financing contemplated by the Equity Commitment Letter is reasonably expected to not be available for the Financing Purposes, (C) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter or (2) material dispute or disagreement between or among any parties to the Equity Commitment Letter (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Equity Financing), and (D) of any expiration or termination of the Equity Commitment Letter. Without limiting the foregoing, Buyer shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Equity Financing. If any portion of the Equity Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Equity Commitment Letter, Buyer shall use reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the Equity Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 7.7 shall be applicable to the Alternative Financing and, for the purpose of Section 6.12 and this Section 7.7, all references to the Equity Financing shall be deemed to include such Alternative Financing; provided, that Buyer shall not be required to accept any such Alternative Financing if the terms or conditions thereof are not substantially comparable to those terms and conditions in the Equity Financing, and with respect to economic terms and conditions, are not as favorable in the aggregate to Buyer as the terms and conditions for the Equity Financing. Buyer shall (1) comply in all material respects with the Equity Commitment Letter, and (2) subject to the satisfaction or waiver of the conditions precedent thereto, cause the Guarantors (subject to Section 12.13(c)) to fund the Equity Financing at or prior to the time the Closing should occur pursuant to Section 3.1. Buyer shall provide notice to the Seller promptly upon receiving the Equity Financing. Notwithstanding anything to the contrary in this Agreement, compliance by Buyer with this Section 7.7 shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement in accordance herewith and subject to the terms and conditions contained herein, whether or not the Equity Financing or Alternative Financing is available.
7.8    Shared Contracts. Each of Buyer and the Seller shall use commercially reasonable efforts to cause the Shared Contract to be amended to remove the Company and its Subsidiaries as parties to the Shared Contract and, with respect to the Company and its Subsidiaries, replaced with a separate contract that provides that the Company and its Subsidiaries receive such rights and agree to such obligations under a replacement contract that are consistent with those set forth in the Shared Contract.
ARTICLE VIII.
JOINT COVENANTS
8.1    Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Buyer and the Seller shall each, and shall each cause their respective Subsidiaries and, in the case of Seller, the Partnerships and their respective Subsidiaries, to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts (which shall not require the expenditure by Buyer, the Seller, the Company or any of its or the Partnership’s Subsidiaries of any funds) to obtain all consents and approvals of third parties that any of Buyer, the Seller or their respective Affiliates (including the Company, the Partnerships and their respective Subsidiaries) are required to obtain in order to consummate the transactions contemplated by this Agreement, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Seller or any of its or the Partnerships’ Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated by this Agreement pursuant to the terms of any Contract to which the Seller or any of its or the Partnerships’ Subsidiaries is a party.
8.2    Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement. Promptly, and in any event within one (1) Business Day, after the Closing Date, the Seller shall deliver to Buyer the minute book and stock book of the Company and the minute book or stock book of any Subsidiary of the Company or of any Partnership or any Subsidiary of any Partnership that is in the possession of the Seller (and not of the Company or any of its Subsidiaries).
8.3    Tax Matters.
(f)    The Seller shall, or shall cause its Affiliates to, prepare and timely file any consolidated, unitary, or combined Tax Return that includes the income and operations of the Seller and the Company (or any of its Subsidiaries) and that is with respect to any taxable period beginning on or before the Closing Date. For any other Tax Return of the Company and its Subsidiaries (with respect to the Partnerships and their Subsidiaries, any Tax Return of the Partnerships and their Subsidiaries, to the extent the Company or any of its Affiliates has rights regarding the preparation, review, or filing of the Tax Return) with respect to any taxable period (or portion thereof) beginning on or before the Closing Date that is due to be filed after the Closing Date (taking into account all applicable extensions of time for filing), Buyer shall, or shall cause its Affiliates to, (i) prepare and timely file the Tax Return in accordance with the most recent past practice of the Company, its Subsidiaries, the Partnerships and their Subsidiaries (except as otherwise required by applicable Law), (ii) if it is an Income Tax Return and is with respect to any taxable period ending on or before the Closing Date, retain, at the Seller’s Expense, the Philadelphia office of Deloitte Tax LLP to prepare the Tax Return, (iii) if it is an Income Tax Return or other material Tax Return, deliver the Tax Return to the Seller, for the Seller’s review, a reasonable period of time before the due date (after giving effect to any applicable extensions of time for filing) (and no later than thirty (30) days before the due date (after giving effect to any applicable extensions of time for filing) if the Tax Return is an Income Tax Return) so that the Seller has a meaningful opportunity to review and comment on such Tax Return, and (iv) incorporate any reasonable comments provided in writing by the Seller to Buyer with respect to any Pre-Closing Tax Period that is reasonably expected not to increase the Tax liability of the Company, the Partnerships or any of their respective Subsidiaries for any Post-Closing Tax Period, and (v) negotiate in good faith with the Seller with respect to any comments provided in writing by the Seller to Buyer with respect to any Pre-Closing Tax Period that is reasonably expected to increase the Tax liability of the Company, the Partnerships or any of their respective Subsidiaries for any Post-Closing Tax Period. Buyer shall, or shall cause its Affiliates to, prepare and timely file at its expense all Tax Returns with respect to Transfer Taxes.
(g)    Buyer and the Seller shall cooperate fully, and shall cause their respective Affiliates (with respect to the Partnerships and their Subsidiaries, the Partnerships and their Subsidiaries, to the extent the Company or any of its Affiliates has control over the Partnerships and their Subsidiaries) to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Action regarding Taxes of, or with respect to, the Company, its Subsidiaries, the Partnerships or their Subsidiaries. Such cooperation shall include the retention (until the expiration of the applicable limitation period, taking into account any extension thereof of which Buyer has received written notice) of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of Tax audits or proceedings as described in Section 8.3(c). After the Closing, Buyer shall, or shall cause its Affiliates to, furnish information to the Seller as reasonably requested by the Seller, to allow the Seller to prepare and timely file its Tax Returns for Pre-Closing Tax Periods. After the Closing, Buyer shall cause the Company or any of its Subsidiaries (with respect to the Partnerships and their Subsidiaries, any of the Partnerships and their Subsidiaries, to the extent the Company or any of its Affiliates has control over the Partnerships and their Subsidiaries), as reasonably requested by the Seller, to make any Tax election if the election does not adversely affect Buyer and its Affiliates.
(h)    Buyer shall promptly notify the Seller in writing upon receipt after the Closing by Buyer or any of its Affiliates of written notice of (i) any pending or threatened Tax audits, examinations, inquiries, or assessments of the Company, the Partnerships or any of their respective Subsidiaries for any Pre-Closing Tax Period or (ii) any disputes, claims, or Actions relating to Taxes for which the Buyer Indemnified Parties may be entitled to indemnification under Section 11.2(a) or which may affect the Section 336(e) Election (“Tax Contest Claims”); provided, however, no failure or delay by Buyer to provide notice of a Tax Contest Claim pursuant to this Section 8.3(c) shall reduce or otherwise affect the obligation of the Seller hereunder except to the extent the defense of such Tax Contest Claim is prejudiced thereby. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Authority and describe in reasonable detail the nature of such Tax Contest Claim. Buyer and the Seller shall cooperate with each other in the conduct of any Tax Contest Claim. Notwithstanding Section 11.3(b), after the Closing, (i) the Seller shall have the right to control the conduct of any Tax Contest Claim; provided, that (x) the Seller shall keep Buyer reasonably informed regarding the progress and substantive aspects of such Tax Contest Claim to the extent relating to the Company, its Subsidiaries, the Partnerships, or their Subsidiaries, (y) if such Tax Contest Claim is not with respect to an Affiliated Group, Buyer shall be entitled at its expense to participate in such Tax Contest Claim and (z) the Seller shall not compromise or settle such Tax Contest Claim without obtaining Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if the resolution or settlement of such Tax Contest Claim is reasonably expected to increase the Tax liability of Buyer, the Company, the Partnerships or any of their respective Subsidiaries in a Post-Closing Tax Period, and (ii) if the Seller does not elect to control the conduct of a Tax Contest Claim, then Buyer shall keep the Seller reasonably informed regarding the progress and substantive aspects of such Tax Contest Claim, the Seller shall be entitled to participate in such Tax Contest Claim and Buyer shall not compromise or settle any such Tax Contest Claim without obtaining the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(i)    The parties hereto agree for purposes of determining the Seller’s obligation for Taxes pursuant to Section 11.2(a) and for purposes of preparing all relevant Tax Returns pursuant to Section 8.3(a), to use the following conventions:
(i)    Buyer and the Seller agree that any deduction from taxable income of the Company or any of its Subsidiaries, which deduction arises in connection with the transactions contemplated hereby (taking into account, without limitation, any Company Expenses and any vesting, conversion, cancellation, exchange, or exercise of any options or stock appreciation rights, any vesting or exchange of restricted stock, any deferred compensation, change-in-control payments, severance payments, retention payments, or bonuses, any interest, fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs, and any investment banking, legal, and accounting costs) is properly allocable to Pre-Closing Tax Periods, and except as otherwise required by applicable Law, Buyer and the Seller will, and will cause their respective Affiliates to, treat for all Tax purposes (including for purposes of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) any such deduction as allocable to Pre-Closing Tax Periods.
(ii)    Any gains, income, deductions, losses or other items resulting from any transactions outside the ordinary course of business occurring on the Closing Date, but after the Closing, shall not be treated as occurring on the Closing Date and the parties shall utilize (and cause their Affiliates to utilize) the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of foreign, state or local Law) for purposes of reporting such items on the applicable Tax Returns or shall otherwise treat such gains, income, deductions, losses or other items as occurring on the day after the deemed asset sale for U.S. federal, and applicable state, local, territorial and foreign Tax purposes.
(iii)    No party shall, or shall allow an Affiliate to, make an election under Treasury Regulations Section 1.1502-76(b)(2)(ii) (or any other similar provision of foreign, state or local Law) to ratably allocate items incurred by the Company, the Partnerships or any of their respective Subsidiaries with respect to the transactions contemplated in this Agreement.
(iv)    To the extent permitted under applicable Law, Buyer and the Seller will, and will cause their respective Affiliates to, elect for all Tax purposes to end on the Closing Date (at the end of the Closing Date) all taxable periods of the Company and its Subsidiaries that would otherwise be Straddle Tax Periods. The portion of any Taxes that are payable for any Straddle Tax Period and relate to the portion of such Straddle Tax Period ending on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable computed on closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date (and the taxable period of any partnership or other pass-through entity in which the taxpayer holds a beneficial interest will be deemed to terminate at that time).
(v)    To the extent permitted by applicable Law, Buyer agrees to waive any carryback of any net operating loss, net capital loss, Tax credit, or other Tax item arising in any Post-Closing Tax Period to any Pre-Closing Tax Period of the Company or any of its Subsidiaries or any Affiliated Group.
(j)    Buyer shall not, and shall cause its Affiliates (with respect to the Partnerships and their Subsidiaries, the Partnerships and their Subsidiaries, to the extent the Company or any of its Affiliates has control over the Partnerships and their Subsidiaries) not to, take any action on the Closing Date after the Closing other than in the ordinary course of business or as explicitly contemplated hereby. After the Closing, except as otherwise required by applicable Law or with the prior written consent of the Seller (which consent will not be unreasonably withheld or delayed), Buyer shall not, and shall cause its Affiliates (with respect to the Partnerships and their Subsidiaries, the Partnerships and their Subsidiaries, to the extent the Company or any of its Affiliates has control over the Partnerships and their Subsidiaries) not to, (i) amend any Tax Return; (ii) make, revoke or change any Tax election; (iii) adopt or change any Tax accounting method, (iv) change any annual Tax accounting period, (v) grant an extension of any applicable statute of limitations; (vi) initiate any voluntary disclosure with respect to Taxes; or (vii) take any other similar action relating to Taxes, in each case, if the action could increase the amount of the entitlement of any Buyer Indemnified Party to indemnification pursuant to Section 11.2(a) or decrease the amount of entitlement of the Seller with respect to any Tax Refund or Tax benefit.
(k)    Except to the extent reflected as an asset in the calculation of Closing Date Net Working Capital (as finally determined in accordance with Section 2.4(b)), any Tax refund, credit or similar benefit (including any interest paid or credited by a Governmental Authority with respect thereto) of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (excluding any Tax refund, credit, or similar benefit that results from the carryback of any net operating loss or net capital loss of Buyer or any of its Affiliates arising in any Post-Closing Tax Period) (a “Tax Refund”) shall be for the sole benefit of the Seller. To the extent that Buyer or any of its Affiliates receives or utilizes any Tax Refund after the Closing, Buyer shall pay to the Seller such Tax Refund within ten (10) days of receipt of such Tax Refund (or, if the Tax Refund is a Tax credit or similar benefit, the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable)) and provide a reasonably detailed description of the Tax Refund. The parties hereto agree that Tax Refunds for the portion of a Straddle Period ending on the Closing Date shall be determined using the methodologies set forth in Section 8.3(d)(iv). Buyer shall, and shall cause its Affiliates to, promptly take all reasonable actions (including those actions reasonably requested by the Seller) to file for and obtain any Tax refund, credit or similar benefit that would give rise to a Tax Refund (including filing any quick refund claim for any overpayment of estimated taxes, carrying back any net operating loss, net capital loss, Tax credit, or other Tax item of the Company or any of its Subsidiaries arising in a Pre-Closing Tax Period, filing any quick refund claim for any such carryback, and filing any amended Tax Return). Buyer shall, upon request, permit the Seller to participate in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of the Seller, not to be unreasonably withheld, delayed or conditioned.
(l)    Any Tax sharing or Tax allocation agreement between the Seller (or any of its Affiliates other than the Company, the Partnerships and their respective Subsidiaries) and the Company (or any of its Subsidiaries or the Partnerships or the Partnerships’ Subsidiaries) will be terminated with respect to the Company and its Subsidiaries as of the Closing Date and, after the Closing Date, the Company, the Partnerships and their respective Subsidiaries will not be bound thereby or have any right or liability thereunder, and no right or liability thereunder will be included as an asset or a liability in the calculation of the Purchase Price, as described in Section 2.2.
(m)    Notwithstanding Section 11.2(a), any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition with respect thereto) incurred as a result of the consummation of the transactions contemplated hereby (“Transfer Tax”) shall be borne equally by the Seller and Buyer.
(n)    The Seller shall make or cause to be made timely and irrevocable elections under Section 336(e) of the Code and any comparable provisions of applicable state, local, territorial and foreign Tax Laws (collectively, the “Section 336(e) Election”) with respect to the purchase of the IT Solutions Shares and the HT Shares (and the deemed purchase of the shares of the Subsidiaries that are members of the Company Group) pursuant to this Agreement. The Seller shall prepare and deliver to Buyer (A) at or prior to the Closing an agreement for the members of the Company Group reflecting a binding obligation to make the Section 336(e) Election for such members, with such agreement executed by each applicable member and the actual or deemed seller of such member, as provided in Treasury Regulations Section 1.336-2(h), which agreement shall be reasonably satisfactory in form and substance to Buyer, (B) at the time it delivers the Proposed Allocation pursuant to Section 2.8(a), drafts of the Section 336(e) election statements described in Treasury Regulations Section 1.336-2(h)(6), which drafts shall be subject to adjustment to reflect any adjustment of the Proposed Allocation under Section 2.8, and as adjusted, shall be reasonably satisfactory in form and substance to Buyer, and (C) at least thirty (30) days before the applicable filing due date (taking into account any extension of time permitted by applicable Law for filing), forms required to effectuate the Section 336(e) Election of each member of the Company Group under applicable federal state, local, territorial and foreign Tax Laws, which forms shall be reasonably satisfactory in form and substance to Buyer. The Seller shall timely file the Section 336(e) Election forms described in the foregoing clause (B) in order to effectuate such Section 336(e) Elections. The Seller and Buyer agree not to take any action that could cause the Section 336(e) Election to be invalid and shall take no position contrary thereto unless required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of other applicable Tax Law). The Seller and Buyer shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 336(e) Election in accordance with the provisions of Treasury Regulations implementing Section 336(e) of the Code and comparable provisions of applicable state, local, territorial and foreign Tax Laws.
8.4    Insurance. Following the Closing, the Company, the Partnerships and their respective Subsidiaries shall have access to any insurance policies and worker compensation insurance policies of the Seller or any of its Affiliates, to the extent coverage was available to the Company, the Partnerships and their respective Subsidiaries thereunder as of and for periods prior to the Closing, for any claims or actions arising from events that occurred prior to the Closing Date, including any claims or actions which are reported after the Closing Date.  The Seller shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, to submit such claims and actions to the applicable insurer(s) of Seller and its Affiliates on behalf of the Company, the Partnerships and their respective Subsidiaries and to pursue recovery with respect to any such submitted claims and actions against each such applicable insurer, and to remit promptly to the Company all such recoveries received in respect thereof from such insurers. Except as otherwise provided in this Section 8.4, the Seller’s fire and casualty insurance, business interruption insurance, liability insurance and other insurance policies shall cease to provide coverage for the Company, the Subsidiaries, the Partnerships and their respective Subsidiaries and their businesses, assets, employees, officers and directors (collectively, the “Company Insureds”) on or after the Closing Date, and any refunded premiums shall be retained by the Seller.  Buyer will be solely responsible for acquiring and placing the fire and casualty insurance, business interruption insurance, liability insurance and other insurance policies to provide coverage for the Company Insureds for periods after the Closing.
8.5    Legal Proceedings; Production of Witnesses.
(a)    From and after the Closing, the Seller, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved relating to the conduct of the business of Seller, the Company, the Partnerships or their respective Subsidiaries, prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner and for durations of time (which in any event shall not be unreasonable) reasonably calculated to minimize disruption to such Persons and the business of the Seller and its Affiliates, the Company, the Partnerships or their respective Subsidiaries, as applicable. The Seller and Buyer agree to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries, incurred by the other party in connection with providing individuals and witnesses pursuant to this Section 8.5(a).
(b)    Notwithstanding the foregoing, the provisions of Section 8.3 shall govern with respect to Tax-related matters to the extent any provision in Section 8.3 is in conflict with Section 8.5(a). For the avoidance of doubt, neither Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 8.5(a) or Section 8.3, if the Seller or any of its Affiliates, on the one hand, and Buyer, the Company or any of their respective Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided, further, that this shall not limit in any respect any rights under Law the Seller or Buyer may have with respect to discovery or the production of documents or other information in connection with any such Action.
8.6    Mail and Other Communications. After the Closing Date, each of the Seller and its Subsidiaries and Buyer, the Partnerships and their respective Subsidiaries may receive mail, packages and other communications (including electronic communications) properly belonging to the other (or the other’s Subsidiaries). Accordingly, at all times after the Closing Date, each of the Seller and Buyer authorizes the other and their respective Subsidiaries (and, in the case of the Seller, authorizes the Partnerships and their Subsidiaries) to receive and open all mail, packages and other communications received by it and not unambiguously intended for the other party (or its Subsidiaries) or any of the other party’s (or its Subsidiaries’) officers or directors, and to retain the same to the extent that they relate to such party’s business, or to the extent that they do not relate to such party’s business, the receiving party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both parties’ businesses, copies thereof) to the other party. The provisions of this Section 8.6 are not intended to, and shall not be deemed to, constitute an authorization by either the Seller or Buyer to permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes.
8.7    Confidentiality.
(a)    The Seller shall maintain, and shall cause its Affiliates and Representatives to maintain, the confidentiality of, and the Seller shall, and shall cause its Affiliates and Representatives to, refrain from using or disclosing to any third party (other than each other and their respective Representatives) directly or indirectly, for a period of five (5) years after the Closing Date, without the prior written consent of Buyer, any confidential or proprietary information of Buyer, the Company, the Partnerships or any of their respective Subsidiaries, including any data or information relating to the business, customers, financial statements, conditions or operations of Buyer, the Company, the Partnerships or any of their respective Subsidiaries (“Company/Buyer Confidential Information”); provided that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 8.7(a)) or (B) that was independently developed by the Seller or any of its Affiliates (other than by the Company, the Partnerships or any of their respective Subsidiaries prior to the Closing), (ii) prohibit any disclosure (A) required by Law so long as the Seller first complies with, and only discloses such information to the extent permitted by Section 8.7(b) below, or (B) necessary to be made in connection with the enforcement of any right or remedy relating to this Agreement, the Transition Services Agreement, the Confidentiality Agreement or the transactions contemplated thereby or (iii) supersede, modify or otherwise affect any of the obligations with respect to confidentiality set forth in the Mobile Distribution Agreement.
(b)    In the event that the Seller or any Person to whom the Seller is permitted to disclose any Company/Buyer Confidential Information to in accordance with this Agreement is required by Law (including by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) to disclose any Company/Buyer Confidential Information, the Seller will give Buyer and the Company prompt written notice of such request or requirement so that Buyer or the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the Seller will reasonably cooperate with Buyer and the Company, at the Buyer’s sole cost and expense, to obtain such protective order. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, the Seller or the Person to whom disclosure of Company/Buyer Confidential Information has occurred in accordance with Section 8.7(a) are nonetheless required by Law to disclose Company/Buyer Confidential Information, the Seller or such Person may, without any breach or violation of this Section 8.7, disclose only that portion of the Company/Buyer Confidential Information which is required by Law to be disclosed, provided that the Seller or such Person, as applicable, exercises commercially reasonable efforts to preserve the confidentiality of the Company/Buyer Confidential Information, including by reasonably cooperating with Buyer and the Company, at the Buyer’s sole cost and expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Company/Buyer Confidential Information required to be disclosed.
(c)    Buyer shall maintain, and shall cause its Affiliates and Representatives, and shall use commercially reasonably efforts to cause the Partnerships to, maintain, the confidentiality of, and Buyer shall, and shall cause its Affiliates and Representatives, and shall use commercially reasonable efforts to cause the Partnerships to, refrain from using or disclosing to any third party (other than each other and their respective Representatives), directly or indirectly, for a period of five (5) years after the Closing Date, without the prior written consent of the Seller, any confidential or proprietary information of the Seller or any of its Subsidiaries (other than the Company, the Partnerships and their respective Subsidiaries), including any data or information relating to the business, customers, financial statements, conditions or operations of the Seller or any of its Subsidiaries (other than the Company, the Partnerships and their respective Subsidiaries) (“Seller Confidential Information”); provided that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 8.7(c)) or (B) that was independently developed by Buyer or any of its Affiliates, without use of any confidential or proprietary information of the Seller, (ii) prohibit any disclosure (A) required by Law so long as Buyer first complies with, and only discloses such information to the extent permitted by, Section 8.7(d) below, or (B) necessary to be made in connection with the enforcement of any right or remedy relating to this Agreement, the Transition Services Agreement, the Confidentiality Agreement or the transactions contemplated thereby or (iii) supersede, modify or otherwise affect any of the obligations with respect to confidentiality set forth in the Mobile Distribution Agreement.
(d)    In the event that Buyer or any Person to whom Buyer is permitted to disclose any Seller Confidential Information to in accordance with this Agreement is required by Law (including by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) to disclose any Seller Confidential Information, Buyer will give the Seller prompt written notice of such request or requirement so that the Seller may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and Buyer will reasonably cooperate with the Seller to obtain such protective order at the Seller’s sole cost and expense. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Seller, Buyer or the Person to whom disclosure of Seller Confidential Information has occurred in accordance with Section 8.7(c) are nonetheless required by Law to disclose Seller Confidential Information, Buyer or such Person may, without any breach or violation of this Section 8.7, disclose only that portion of Seller Confidential Information which is required by Law to be disclosed, provided that Buyer or such Person, as applicable, exercises commercially reasonable efforts to preserve the confidentiality of the Seller Confidential Information, including by reasonably cooperating with the Seller, at the Seller’s sole cost and expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Seller Confidential Information required to be disclosed.
8.8    Use of Retained Names.
(a)    Following the Closing, Buyer shall cause the Company and its Subsidiaries (other than the Partnerships), and shall use commercially reasonable efforts to cause the Partnerships, immediately to cease to hold themselves out as having any affiliation with the Seller or any of its Affiliates and, as soon as practicable but in no event later than six (6) months following the Closing Date, cease to use or to authorize any third party to use any Retained Names, and remove, strike over, or otherwise obliterate all Retained Names from all assets and other materials owned or possessed by the Company, the Partnerships and their respective Subsidiaries, including any inventory, products, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, forms, websites, email, computer software and other materials and systems.
(b)    Any use of the Retained Names by or authorized by the Company, the Partnerships and their respective Subsidiaries permitted by this Section 8.8 shall be subject to the following conditions, and Buyer shall cause its Affiliates (including the Company and its Subsidiaries but not the Partnerships), and shall use commercially reasonable efforts to cause the Partnerships, to comply with such conditions after the Closing:
(i)    Use of the Retained Names shall be in the same form and manner, and subject to the same standards of quality, as in effect for the Retained Names as of the Closing Date.
(ii)    The Retained Names shall not be used in a manner that may reflect negatively on such name and marks or on the Seller or any of its Affiliates.
(iii)    Buyer and its Affiliates shall not apply to register or register any trademark formed in whole or in part from the Retained Names.
(iv)    Any press release or similar public announcement or communication that is not otherwise approved in writing by the Seller and that references any of the Retained Names shall include a statement that Buyer and its Affiliates, on the one hand, and the Seller, on the other hand, are not Affiliates or otherwise related to each other.
(v)    Upon the expiration or termination of their respective rights under this Section 8.8, Buyer and its Affiliates hereby assign to the Seller their rights, if any, to any trademarks formed in whole or in part from the Retained Names; and
(vi)    Buyer and its Affiliates, other than the Company, the Partnerships and their respective Subsidiaries, shall have no right to use any of the Retained Names. Notwithstanding anything to the contrary contained herein, Buyer, the Company and its Subsidiaries may use the names and word marks included in the Retained Names after the Closing in a non-prominent manner (A) to accurately and in good faith describe the former ownership of the Company by the Seller, or (B) in a purely nominative manner to the extent permitted under applicable trademark Law concerning nominative fair use.
(c)    Without limiting any other remedies, if Buyer and its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of the Seller or any of its Affiliates in relation to the use of the Retained Names consistent herewith, and fail to cure such deficiency within ten (10) Business Days after receipt of written notice thereof, the Seller shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief.
ARTICLE IX.
CONDITIONS TO OBLIGATIONS
9.1    Conditions to Obligations of Buyer and the Seller. The obligations of Buyer and the Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(f)    All waiting periods, if any, under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.
(g)    No applicable Law or Governmental Order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, and no litigation or proceeding shall be pending, that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.
9.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer:
(o)    Each of the representations and warranties of the Seller contained in this Agreement (other than representations and warranties in Sections 4.1, 4.2, 4.4, 4.7, 4.8(b) (solely with respect to Subsidiaries of the Company), 4.8(c) and 4.24(a)) shall be true and correct in all material respects (and all materiality qualifiers (including Material Adverse Effect) in such representations and warranties shall be disregarded for purposes of this Section 9.2(a) to the extent necessary to prevent an unintended double materiality standard) and the representations and warranties in Sections 4.1, 4.2, 4.4, 4.7, 4.8(b) (solely with respect to Subsidiaries of the Company), 4.8(c) and 4.24(a) made by the Seller shall be true and correct in all respects, in each case, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct, in each case, on and as of such earlier date.
(p)    Each of the covenants of the Seller to be performed at or prior to the Closing shall have been performed in all material respects.
(q)    Since the date of this Agreement, there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other event, change, occurrence or circumstance, has had or would reasonably be expected to have a Material Adverse Effect of the Company.
(r)    The Seller shall have delivered to Buyer a certificate signed by an officer of the Seller, dated the Closing Date, certifying on behalf of the Seller that the conditions specified in Section 9.2(a), Section 9.2(b), and Section 9.2(c) have been fulfilled.
(s)    The Seller or the Company shall have delivered to Buyer each of the following:
(i)    a certificate executed by a duly authorized officer of the Seller certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation and bylaws of the Seller and the Company; (B) true and complete copies of the resolutions of the board of directors of the Company and of the Seller authorizing the execution, delivery and performance by the Company and by the Seller of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby; and (C) incumbency matters;
(ii)    a certificate of the Secretary of State or other applicable Governmental Authority certifying the good standing of the Seller and the Company in its respective jurisdiction of organization as of a date within seven days of the Closing Date; and
(iii)    with respect to each item of Funded Debt described in clause (i) of the definition of Funded Debt, a pay-off letter in form reasonably satisfactory to Buyer and executed by the lender of such Funded Debt which, if such Funded Debt is secured, shall include an undertaking by such lender to discharge, terminate and release in full at Closing any Liens securing such Funded Debt.
9.3    Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Seller:
(a)    Each of the representations and warranties of Buyer contained in this Agreement (other than representations and warranties in Sections 5.1 or 5.2) shall be true and correct in all material respects (and all materiality qualifiers (including Material Adverse Effect) in such representations and warranties shall be disregarded for purposes of this Section 9.3(a) to the extent necessary to prevent an unintended double materiality standard) and the representations and warranties in Sections 5.1 and 5.2 made by Buyer shall be true and correct in all respects, in each case, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct, in each case, on and as of such earlier date.
(b)    Each of the covenants of Buyer to be performed at or prior to the Closing shall have been performed in all material respects.
(c)    Buyer shall have delivered to the Seller a certificate signed by an officer of Buyer, dated the Closing Date, certifying on behalf of Buyer that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.
(d)    Buyer shall have delivered to the Seller each of the following:
(i)    a certificate executed by a duly authorized officer of Buyer certifying as of the Closing Date (A) a true and complete copy of the certificate of formation of Buyer; (B) true and complete copies of the resolutions of the sole member of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby; and (C) incumbency matters; and
(ii)    a certificate of the Secretary of State or other applicable Governmental Authority certifying the good standing of Buyer in its jurisdiction of organization as of a date within seven days of the Closing Date.
9.4    Waiver of Conditions; Frustration of Conditions. If the Closing occurs, then all conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither the Seller nor Buyer may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by the failure of the Seller, on the one hand, or Buyer, on the other hand, respectively, to (i) use commercially reasonable efforts to consummate the transactions contemplated hereby and (ii) otherwise comply with its obligations under this Agreement.
ARTICLE X.
TERMINATION/EFFECTIVENESS
10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(t)    by written consent of the Seller and Buyer;
(u)    prior to the Closing, by written notice to the Seller from Buyer if:
(i)    (A) there is a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by the Seller through the exercise of commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Seller of notice from Buyer of such breach, but only as long as the Seller continues to use commercially reasonable efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective and the Termination Date shall be automatically extended until the end of the Seller Cure Period, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period, or (B) (1) all of the conditions set forth in Sections 9.1 and 9.3 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 3.1, and (2) the Seller has failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 3.1;
(ii)    the Closing has not occurred on or before the three-month anniversary of the date of this Agreement, (subject to (A) Sections 10.1(b)(i) and 10.1(c)(i) and (B) the proviso to this clause (ii), the “Termination Date”), unless Buyer’s willful breach is the primary reason for the Closing not occurring on or before such date; or
(iii)    the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order of a court of competent jurisdiction; or
(v)    prior to the Closing, by written notice to Buyer from the Seller if:
(i)    (A) there is a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 9.1(a), Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Buyer of notice from the Seller of such breach, but only as long as Buyer continues to exercise such commercially reasonable efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective and the Termination Date shall be automatically extended until the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period, or (B) (1) all of the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 3.1, and (2) Buyer has failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 3.1;
(ii)    the Closing has not occurred on or before the Termination Date, unless the Seller’s willful breach is the primary reason for the Closing not occurring on or before such date; or
(iii)    the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order of a court of competent jurisdiction.
10.2    Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Seller or Buyer (and the Guarantors), as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination; provided, however, that, a failure of Buyer to consummate the transactions contemplated hereby when required to do so hereunder shall be deemed to be intentional and willful whether or not Buyer had sufficient funds available to consummate the transactions contemplated hereby. In determining losses or damages recoverable upon termination by a party hereto for the other party’s intentional and willful breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages payable to such party. Notwithstanding the foregoing, Buyer’s and the Guarantors’ aggregate liability pursuant to this Section 10.2 or otherwise for any such intentional and willful breach of this Agreement occurring prior to termination hereof shall not in any event exceed an aggregate, maximum amount of $55,000,000. The provisions of Section 10.2, ARTICLE XII, clause (E) (and the reimbursement provisions) of Section 6.12, and the Confidentiality Agreement, shall survive any termination of this Agreement. While the Seller may pursue both a grant of specific performance under Section 12.13(c) and a claim for breach under this Section 10.2, under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance and monetary damages in connection with this Agreement or any termination of this Agreement.
ARTICLE XI.
INDEMNIFICATION
11.1    Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for fifteen (15) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 4.1 (Organization of the Seller), Section 4.2 (Organization of the Company), Section 4.3 (Subsidiaries), Section 4.4 (Due Authorization), Section 4.7 (Capitalization of the Company), Section 4.8 (Capitalization of Subsidiaries), Section 4.16 (Taxes), Section 4.17 (Brokers’ Fees), Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.7 (Brokers’ Fees) (collectively, the “Fundamental Representations”) shall survive the Closing and continue in full force and effect until the date that is 90 days after the expiration of the applicable statute of limitations with respect to the matter which the claim relates, as such limitation period may be extended from time to time, (ii) the representations and warranties contained in Section 4.18 (Regulatory Matters) shall survive until the date which is three (3) years after the Closing Date, (iii) the representations and warranties contained in Section 4.23 (Environmental Matters) shall survive until the date which is two (2) years after the Closing Date, and (iv) any covenant contained in this Agreement that, by its terms, provides for performance following the Closing shall survive until such covenant is performed (the end of such fifteen (15) month or longer period, as applicable, the “Survival Expiration Date”). No claim for indemnification for breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement may be asserted pursuant to this Agreement unless on or before the applicable Survival Expiration Date, such claim is asserted by written notice in accordance with this Article XI, specifying, in reasonable detail, the basis of the claim, and any such representation, warranty or covenant with respect to which any such claim is so asserted in accordance herewith shall survive beyond their applicable Survival Expiration Date solely with respect to the inaccuracy therein or breach thereof described in or relating to such claim until resolution of such claim in accordance with the terms of this Agreement. Notwithstanding the foregoing, claims related to fraud with respect to this Agreement and the transactions contemplated hereby shall survive until 90 days after the expiration of the date on which the statute of limitations otherwise applicable to such claims has expired.
11.2    Indemnification.
(c)    Subject to Section 11.4, from and after the Closing, the Seller shall indemnify, defend and hold harmless Buyer, the Company, their respective Subsidiaries and their respective officers, directors, employees, shareholders, partners, members, managers, agents, Representatives and Affiliates, excluding in each case the Partnerships (but, for the avoidance of doubt, not excluding any Subsidiary in its capacity as a partner, member or holder of Capital Stock of a Partnership) or any Subsidiary of any Partnership (collectively, the “Buyer Indemnified Parties”), for any and all Damages to the extent arising from or relating to (i) any inaccuracy or breach of any representation or warranty the Seller has made in this Agreement or in the certificate delivered pursuant to Section 9.2(d) of this Agreement; (ii) any breach by the Seller of any covenant or any breach of any agreement of the Seller in this Agreement; (iii) any Pre-Closing Taxes; (iv) any Company Expenses to the extent not included in the Closing Date Company Expenses (as finally determined in accordance with Section 2.4(b)); (v) any Funded Debt outstanding immediately prior to the Closing to the extent not reflected or included in the Closing Date Funded Debt (as finally determined in accordance with Section 2.4(b)); (vi) any payments made pursuant to (A) Section 7.1 of the Stock Purchase Agreement, dated August 9, 2013, by and among Metamark Genetics, Inc., the Company and HealthTronics Laboratory Solutions, Inc. or (B) Section 12.1 of the Asset Purchase Agreement, entered into as of August 26, 2011, by and among the Company, Lithotripers, Inc., Ocean Radiation Therapy, Inc., Advanced Medical Partners in Radiation, LLC and Vantage Operations Support Services, LLC, except in the case of this clause (B) for payments made with respect to the Excluded Assets (as defined therein) or the operations or assets of the Company, the Partnerships and their respective Subsidiaries (or liabilities related thereto) other than the operations and assets of the Business (as defined therein in the agreement described in this clause (B)); (vi) the Midway Indemnification Matter and the Trellis Indemnification Matter; (vii) the Dormant Subsidiaries; or (viii) the matter identified on Schedule 11.2(a)(viii).
(d)    Subject to Section 11.4, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller and its Subsidiaries, and their respective officers, directors, employees, shareholders, partners, members, managers, agents, Representatives and Affiliates (collectively, the “Seller Indemnified Parties”) for any and all Damages to the extent arising from or relating to (i) any inaccuracy or breach of any representation or warranty Buyer has made in this Agreement or the certificate delivered pursuant to Section 9.3(c) of this Agreement, (ii) any breach by Buyer of any covenant or any breach of any agreement of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement, or (iii) any Action by any Person arising before or after the Closing against any Seller Indemnified Party with respect to the ownership or operation of the business of the Company, the Partnerships or any of their respective Subsidiaries, or the assets or liabilities of Company or any of its Subsidiaries, or any of the Partnerships, in each case in this clause (iii), except for Damages with respect to which the Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 11.2(a) (without giving effect to any limitation in Section 11.4(a) or Section 11.4(b)).
(e)    The amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
(f)    The parties acknowledge and agree that certain representations and warranties contained in this Agreement and certificates delivered pursuant to this Agreement, and certain defined terms used or included therein (other than the defined term “Permits”) are qualified by references to “material,” “materiality,” “material respects”, or by matters having or not having a “Material Adverse Effect” (all of the foregoing, subject to the proviso to this sentence, “Materiality Qualifiers”); provided, however, that “Materiality Qualifiers” shall not include (x) dollar thresholds, (y) any reference to “material,” “materiality,” “material respects”, or matters having or not having a “Material Adverse Effect” used in the definition of any defined term (other than the defined term “Permits”), or (z) the term “Material Contract.” For purposes of determining whether a representation or warranty in this Agreement or any certificate delivered pursuant to this Agreement has been breached or is inaccurate, (i) all such Materiality Qualifiers shall be given full force and effect in the representations set forth in Sections 4.9, 4.13(a) and 4.24; and (ii) subject to clause (i), all such Materiality Qualifiers in such representations and warranties shall be ignored and disregarded and the representations and warranties shall be construed without regard to any such Materiality Qualifiers therein contained. For the purposes of determining and calculating the amount of a claim and any related Damages resulting from a breach or inaccuracy, once such breach or inaccuracy is determined, all such Materiality Qualifiers in such representations and warranties (and defined terms used or referenced therein) shall be ignored and disregarded.
11.3    Indemnification Claim Procedures.
(a)    If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate (to the extent then determinable) of the amount of Damages that may arise from such Action, and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 11.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 11.3(a) prior to the applicable Survival Expiration Date.
(b)    An Indemnitor may elect within thirty (30) days after receiving notice of an Indemnification Claim to assume and thereafter conduct (at the Indemnitor’s sole expense) the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice, provided¸ that, (i) as a condition precedent to the Indemnitor’s right to assume control of such defense, the Indemnitor must agree in writing within thirty (30) days after receiving notice of an Indemnification Claim (A) to provide indemnification to the extent provided hereunder or (B) to reimburse the Indemnified Party for the reasonable fees of one legal counsel (and one local counsel) in connection with such legal counsel’s participation in the defense of such Indemnification Claim; and (ii) the Indemnitor shall not have the right to assume control of such defense if (A) the Action relating to the Indemnification Claim seeks an injunction or equitable relief, or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, (B) the Action relating to the Indemnification Claim involves a criminal proceeding, action, indictment, allegation or investigation that would reasonably be expected to involve incarceration of the Indemnified Party, any of its Affiliates or any of their respective directors, officers or employees, (C) the Indemnitor failed or is failing to diligently prosecute or defend such claim and, after reasonable notice, fails to cure such failure, or (D) the Action relating to the Indemnification Claim involves any material customer of the Company, the Partnerships or any of their respective Subsidiaries. If the Indemnitor so elects to assume and conduct the defense of any such Action, each Indemnified Party shall reasonably cooperate with the conduct of such defense by the Indemnitor (including the making of any bona fide related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that (1) the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless (x) the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party, (y) all amounts paid or to be paid in settlement of such claim (other than amounts for which the Indemnified Party is not entitled to indemnification pursuant to Section 11.4(b) and amounts actually paid pursuant to available insurance policies or other sources of third-party recovery) are paid or to be paid by the Indemnitor and (z) the settlement does not impose injunctive or other equitable relief against the Indemnified Party, and (2) the Indemnitor shall permit the Indemnified Party to participate in such defense through legal counsel chosen by the Indemnified Party, but the fees and expenses of such legal counsel shall be borne solely by the Indemnified Party and shall not be subject to indemnification under this Article XI (unless the parties to any such Action relating to the Indemnification Claim or threatened claim (including any impleaded parties) include both the Indemnitor and the Indemnified Party and there exists legal conflicts of interest between the Indemnitor and the Indemnified Party, in which case the reasonable fees of one legal counsel (and one local counsel, if needed) for the Indemnified Party shall be borne by the Indemnitor). If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor (x) does not, within thirty (30) days after such notice is given, (I) give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim or (II) satisfy the eligibility requirements specified in clauses (i) and (ii) above with respect to the assumption and control by the Indemnitor of the defense of such Action, or (y) elects to assume and control the defense of such Action, but does not thereafter conduct the defense diligently and in good faith, then the Indemnified Party may conduct the defense of and settle such Action; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action or Actions without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld).
(c)    If any Indemnified Party becomes aware of any circumstances that may give rise to an Indemnification Claim for any matter not involving an Action, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the circumstances giving rise to the Indemnification Claim, (B) including the Indemnified Party’s best estimate (to the extent then determinable) of the amount of Damages that may arise from such circumstances, and (C) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 11.3(c) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Indemnification Claim is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 11.3(c) prior to the Survival Expiration Date.
(d)    At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its Representatives all reasonable access to the books and records of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party. Notwithstanding the foregoing, (i) the Indemnified Party shall not be obligated to provide the Indemnitor or any of its Representatives with access to any books and records pursuant to this Section 11.3(d) where such access (A) would violate any applicable Law, or (B) would reasonably be expected to undermine or otherwise jeopardize attorney-client privilege or result in a conflict of interest, and (ii) this Section 11.3(d) shall not apply in the event of any pending or threatened Action or Indemnification Claim (other than for indemnification with respect to an Action by a third party) brought by a Buyer Indemnified Party directly against a Seller Indemnified Party, or vice versa (in which case the applicable rules of discovery shall apply).
(e)    Commencing on the Closing Date, the Seller shall, in consultation with Buyer, assume and control the defense of the claims relating to the matters described in Section 11.2(a)(vi) and Section 11.2(a)(viii), and the assertion of any defense, affirmative defense, crossclaim, third party complaint or counterclaim relating thereto, as applicable. The parties hereto acknowledge and agree that no notice of any matter described in Section 11.2(a)(vi) or Section 11.2(a)(viii) needs to be delivered with respect thereto pursuant to Section 11.3(a).
11.4    Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI will be limited as follows:
(e)    Indemnification Cap. The aggregate amount of Damages for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 11.2(a)(i) (in the aggregate) will not exceed $7,500,000, and the aggregate amount of Damages for which the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 11.2(b)(i) will not exceed $7,500,000; provided, however, that (i) the limitations in this Section 11.4(a) shall not apply (A) to any indemnification obligations arising from the Fundamental Representations, or (B) in the case of fraud with respect to this Agreement or the transactions contemplated hereby and (ii) notwithstanding the foregoing, in addition to the aggregate amount of Damages for which the Buyer Indemnified Parties are entitled (taking into account the foregoing provisions of this Section 11.4(a)) to indemnification pursuant to clause Section 11.2(a)(i), the Buyer Indemnified Parties shall be entitled (subject to the terms and conditions of this Agreement other than this Section 11.4(a)) to indemnification pursuant to Section 11.2(a)(i) (in the aggregate) with respect to additional Damages not to exceed $7,500,000 to the extent such Damages, if any, arise from any inaccuracy or breach of clause (a), (b), (d)(i) or (d)(iii) of Section 4.18.
(f)    Claims Basket. The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 11.2(a)(i) with respect to any claim (or series of similar or related claims) for indemnification unless and until the amount of Damages (excluding costs and expenses of the Buyer Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Buyer Indemnified Parties that are the subject of such claim (or series of similar or related claims) exceeds $25,000 (the “Per-Claim Basket”), and the Buyer Indemnified Parties shall only be entitled to indemnification pursuant to Section 11.2(a)(i) to the extent the aggregate amount of all Damages (excluding costs and expenses of the Buyer Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 11.2(a)(i) (excluding claims or series of related or similar claims involving amounts below the Per-Claim Basket) exceeds $1,000,000 (the “Basket Amount”), and the Buyer Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Per-Claim Basket and the Basket Amount; provided, however, that the limitations in this Section 11.4(b) shall not apply (i) to any indemnification obligations arising from the Fundamental Representations, or (ii) in the case of fraud or intentional breach with respect to this Agreement or the transactions contemplated hereby.
(g)    Damages Net of Insurance Proceeds, Tax Benefits and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of insurance proceeds, Tax benefits (determined on a “with and without” basis), indemnification payments and other third-party recoveries to which any Indemnified Party actually receives in respect of any Damages incurred by such Indemnified Party, in each case, net of costs of collection or other cost incurred in connection with the receipt of such proceeds or amounts. In the event any Indemnified Party is entitled to any insurance proceeds, Tax benefits, indemnity payments or any third-party recoveries in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article XI, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries, provided that with respect to third party indemnification, contribution or similar claims against customers or Affiliates of customers, commercially reasonable efforts shall be deemed to include notification of a potential claim and reasonable attempts to resolve the claim, but shall not include a requirement to file suit, threaten litigation or otherwise take an adversarial position that the Indemnified Party reasonably determines would reasonably be expected to materially damage the relationship with the customer. In the event that any such insurance proceeds, Tax benefits, indemnity payments or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax benefits, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.
(h)    Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise (other than subrogation or contribution claims against customers of the Indemnified Party or Affiliates of such customers).
(i)    Punitive and Certain Other Damages. No Indemnified Party shall be entitled to indemnification for any special, punitive or exemplary damages, except, in each case, to the extent such damages are finally awarded and actually paid by the Indemnified Party to an unaffiliated third party in connection with an Action against the Indemnified Party.
(j)    Damages Reserved for in Price Component. No Buyer Indemnified Party shall be entitled to indemnification for any Damages to the extent included or reflected in a contra-asset, liability or obligation accrued or reserved for or reflected in the calculation of any Price Component.
(k)    No Duplicate Claims. In the event a Buyer Indemnified Party or Seller Indemnified Party, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Buyer Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.
(l)    Tax Matters. Notwithstanding any other provision hereof, Buyer may not claim indemnification under this Article XI for any Tax resulting from (i) any breach by Buyer of any covenant or agreement of Buyer in this Agreement or (ii) any unavailability to carry forward to a Post-Closing Tax Period any net operating loss, net capital loss, Tax credit, or other Tax item arising in a Pre-Closing Tax Period.
11.5    Mitigation of Damages. An Indemnified Party shall use commercially reasonable efforts to the extent required by applicable Law to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XI.
11.6    Tax Treatment. Except as otherwise required by applicable Law, all amounts paid with respect to Indemnification Claims under this Agreement and all amounts paid under Section 8.3, and all payments pursuant Sections 2.4, 2.5 or 2.6, shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price.
11.7    Indemnification Sole and Exclusive Remedy. Except with respect to claims for specific performance of covenants, injunctive or other equitable relief (including to prevent breaches of this Agreement), or resolution of the Adjustment Amount and related matters by the Auditor pursuant to Section 2.4 or 2.5, following the Closing, indemnification pursuant to this Article XI shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and neither Buyer nor the Seller shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XI. Furthermore, Buyer and the Seller acknowledge and agree that:
(i)    the parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);
(ii)    the provisions of and the limited remedies provided in this Article XI were specifically bargained for among the parties and were taken into account by the parties in arriving at the Purchase Price;
(iii)    after the Closing, no party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement; and
(iv)    the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations, and the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm's-length transaction.
For the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Sections 2.4, 2.5 or 2.6 shall not be considered “remedies” for purposes of this Section 11.7 and shall not be limited by the terms of this Section 11.7. Notwithstanding anything herein to the contrary, nothing contained herein shall prevent or limit any Person’s right to seek and obtain (x) injunctive or other equitable relief (including to prevent breaches of this Agreement) and to enforce specifically the terms and provisions hereof or any other equitable relief or (y) any remedy hereunder or otherwise with respect to any fraud.
ARTICLE XII.
MISCELLANEOUS
12.1    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 12.10) agree to an amendment or modification to this Agreement by an agreement in writing executed by each of the parties in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

17    Confidential

DC\2988099.17

Exhibit 10.154

12.2    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:
(f)    If to Buyer, to:
HT Intermediate Company, LLC
c/o Altaris Capital Partners, LLC
600 Lexington Avenue, 11th Floor
New York, NY 10022
Attention: George Aitken-Davies and David Ellison
Facsimile: (212) 931-0236
Email: george.aitken-davies@altariscap.com and david.ellison@altariscap.com with copies to:
Schiff Hardin LLP
233 South Wacker Drive, Suite 6600
Chicago, IL 60606
Attention: Steve E. Isaacs, Esq.
Facsimile: (312) 258-5600
Email: sisaacs@schiffhardin.com

(g)    If to the Seller, to:
Endo Health Solutions Inc.
1400 Atwater Drive
Malvern, PA 19355
Attention: Caroline B. Manogue
Facsimile No.: (610) 884-7159
E-mail: manogue.caroline@endo.com
with copies to:
Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: David I. Brown
Facsimile No.: (202) 637-2201
Email: david.brown@lw.com
or to such other address or addresses as the parties may from time to time designate in writing.
12.3    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that Buyer may assign any or all of its rights, interests and obligations under this Agreement to (a) one or more of its Affiliates, (b) any purchaser of all or substantially all of the assets, capital stock or business (through a merger, consolidation or acquisition of stock or assets or similar transaction) of the Buyer or the Company or any of its Subsidiaries or all or any part of the business or assets of the Company or any of its Subsidiaries (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) or (c) any lender of Buyer, the Company or any of its Subsidiaries as security for obligations to such lender in respect of any financing arrangements entered into by Buyer, the Company or any of its Subsidiaries, and any refinancings, extensions, refundings or renewals thereof, and any such lender may exercise all of the rights and remedies of Buyer under this Agreement; provided, however, that, in no event shall any assignment permitted by this provision relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
12.4    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14, and (ii) Prior Company Counsel and the Designated Persons shall be intended third party beneficiaries of, and may enforce, Section 12.15.
12.5    Expenses. Except as otherwise provided herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 2.4; provided, further, that, in the event that the transactions contemplated hereby are not consummated, Buyer shall pay all fees and expenses in connection with the Financing, regardless of whether such financing fees and expenses were to be incurred by the Company or any of its Subsidiaries.
12.6    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
12.7    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each executed signature page to this Agreement and to each agreement and certificate delivered by a party pursuant to this Agreement may be delivered by any of the methods described in Section 12.2 hereof, including via facsimile or e-mail, provided that such delivery is effected in accordance with the notice information provided for in Section 12.2 hereof. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party forever waives any such defense.
12.8    Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
12.9    Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Transition Services Agreement, the Limited Guaranty and that certain Confidentiality Agreement dated as of April 23, 2013 between Altaris Capital Partners, LLC and the Seller (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement, the Transition Services Agreement, the Limited Guaranty and the Confidentiality Agreement.
12.10    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
12.11    Publicity. The Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other party, except that each of the Seller, the Partnerships and their respective Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Seller may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which the Seller, a Partnership or any of their respective Subsidiaries is a party. Notwithstanding the foregoing, Buyer and the Seller shall cooperate to prepare a joint press release to be issued on or promptly (and in any event within two (2) Business Days) after the date of this Agreement and a joint press release to be issued on the Closing Date. The Seller and Buyer agree that the existence of this Agreement (prior to issuance of the press release to be issued after the date hereof) and the terms hereof shall be considered “Confidential Information” for all purposes under the Confidentiality Agreement.
12.12    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
12.13    Enforcement; Waiver of Jury Trial.
(a)    For the purpose of any Action instituted with respect to the enforcement of any determination made by the Auditor pursuant to Section 2.4(b), the enforcement of Section 6.5 or Section 12.13(b), or any Action otherwise permitted to be instituted under the terms of this Agreement, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any such Action, agrees that all claims in respect of any such Action may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating thereto in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any such Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
(b)    The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 12.13(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
(c)    In addition, notwithstanding anything to the contrary in this Agreement or in the Equity Commitment Letter, it is explicitly agreed that the Seller shall be entitled to seek specific performance or injunctive relief with respect to Buyer’s obligation to cause the Equity Financing to be funded and to consummate the transactions contemplated hereby only in the event that (i) all of the conditions in Sections 9.1 and 9.2 have been satisfied (other than those which, by their nature, are to be satisfied at the Closing), and (ii) the Seller has irrevocably confirmed in writing that (A) all of the conditions set forth in Section 9.3 have been satisfied (other than those which, by their nature, are to be satisfied at the Closing) or will be waived by the Seller, (B) the Seller is prepared to consummate the Closing and stands ready, willing and able to consummate the Closing and (C) if specific performance is granted and the Equity Financing is funded, then the Closing will occur.
(d)    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 12.13(d).
12.14    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto (or the Guarantors under and in accordance with and only the extent set forth in the Limited Guaranty or the Equity Commitment Letter, as applicable) and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), other than the Guarantors under and in accordance with and only the extent set forth in the Limited Guaranty or the Equity Commitment Letter, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Seller or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
12.15    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.
(a)    Conflicts of Interest. Buyer hereby waives and shall not assert, and agrees after the Closing to cause the Company and its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Seller, its Affiliates or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel (“Prior Company Counsel”) currently representing any Designated Person in connection with this Agreement or any other agreements or transactions contemplated hereby (the “Current Representation”). Without limiting the foregoing, Buyer agrees that, following the Closing, Prior Company Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Company Counsel prior to the Closing, and Buyer (on behalf of itself and its Subsidiaries, including, after the Closing, the Company and its Subsidiaries) hereby agrees that, in the event that a dispute arises after the Closing between Buyer, the Company, a Partnership or any of their respective Subsidiaries, on the one hand, and any Designated Person, on the other hand, Prior Company Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Company, a Partnership or one of their respective Subsidiaries and even though Prior Company Counsel may have represented the Company, the Partnerships or their respective Subsidiaries in a matter substantially related to such dispute.
(b)    Attorney-Client Privilege. Buyer waives and shall not assert, and agrees after the Closing to cause the Company and its Affiliates to waive and to not assert, any attorney-client privilege with respect to any communication prior to the Closing between any Prior Company Counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Seller. Buyer acknowledges and agrees that any advice given to or communication with any of the Designated Persons (other than the Company and its Subsidiaries) in connection with this Agreement and the transactions contemplated thereby shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons (other than the Company and its Subsidiaries). Furthermore, Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 12.15 shall be irrevocable, and no term of this Section 12.15 may be amended, waived or modified, without the prior written consent of the Seller and Prior Company Counsel affected thereby.
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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

HT INTERMEDIATE COMPANY, LLC

By:	/s/ George Aitken-Davies
Name:	George Aitken-Davies
Title:	Managing Director

ENDO HEALTH SOLUTIONS INC.

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	President and CEO

18    Confidential

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Schedule 1.1.1

Closing Date Principles

The Closing Statement and the Price Components shall be prepared in accordance with GAAP as of December 31, 2012 applied in a manner consistent with the principles, practices, policies, judgments and methodologies applied in connection with the preparation of the most recent audited balance sheet included in the Financial Statements (the “Reference Balance Sheet”); provided, however, that, notwithstanding the foregoing or anything to the contrary in the Agreement, the Closing Statement and the Price Components shall be prepared using (x) except as specified below in this Schedule 1.1.1, the same accounting principles, practices, policies, judgments and methodologies used in the preparation of the Reference Balance Sheet and (y) the following practices, policies and methodologies:

•
Neither the Closing Statement nor any Price Component shall give effect to any purchase accounting adjustments relating to the transactions contemplated by this Agreement, any financing transactions in connection therewith or, after the Closing, any other action or omission by Buyer, the Company or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice;

•	Neither the Closing Statement nor any Price Component shall reflect any expense or liability for which Buyer is responsible under this Agreement;

•	The Closing Statement and the Price Components shall give effect to the elimination of intercompany payables and receivables pursuant to Section 6.4 of this Agreement; and

•
Neither the Closing Statement nor any Price Component shall reflect any changes in reserves, allowances, credits or accruals (regardless of whether any such reserve, allowance, credit or accrual is recorded as an offset or reduction to a current asset’s carrying value or is included as a liability in the Closing Statement) from amounts contained in the Reference Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the date of the Reference Balance Sheet.

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